Exhibit 10.6

[Modified Gross Lease]

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is dated this 12th day of May, 2006 (“Effective Date”), between LIT INDUSTRIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and the Tenant named below.

Tenant:	Software Brokers of America Inc., dba Intcomex, a Delaware corporation

Tenant’s representative:	Dan Lovallo

Address and phone no.:	9835 NW 14th Street Miami, Florida 33172 Phone (305) 477-6230; Facsimile (305) 477-7565

Guarantor:	N/A

Premises:	That portion of the Building containing approximately 221,021 rentable square feet, as determined by Landlord, as shown on Exhibit A, situated on a portion of that certain real property legally described in Exhibit A-1 attached hereto.

Project:	Panalpina Building

Building and address:	3505 NW 107th Avenue, Miami, Florida

Tenant’s Proportionate Share of Project:	77.41%

Tenant’s Proportionate Share of Building:	77.41%

Tenant’s Permitted Use:	Warehouse, distribution, limited retail sales (as permitted in Section 3 of this Lease) and ancillary office use in connection with such warehouse, distribution and retail sales.

Lease Term:	Beginning on the Commencement Date and ending on the last day of the 123rd full calendar month thereafter.

Commencement Date:	December 19, 2006. Following the Commencement Date, Tenant shall execute a Memorandum of Commencement Date in the form of Exhibit B attached hereto.

Monthly Base Rent:	Subject to the conditional abatement of Base Rent provided in Paragraph 4 herein, Base Rent shall be the following amounts for the following periods of time:

Months	Annual Rate Per Square Foot (psf)	Monthly Base Rent
1-12	$7.90	$145,505.49
13-24	$8.14	$149,925.91
25-36	$8.38	$154,346.33
37-48	$8.63	$158,950.94
49-60	$8.89	$163,739.72
61-72	$9.16	$168,712.70
73-84	$9.43	$173,685.67
85-96	$9.72	$179,027.01
97-108	$10.00	$184,184.17
109-120	$10.31	$189,893.88
121-123	$10.62	$195,603.59

Expense Stop (psf) for Operating Expenses and Insurance:	Base Year 2007

Expense Stop (psf) for Taxes:	Base Year 2007

Security Deposit:	NONE

Landlord’s Broker:	Grubb & Ellis Company (Paul Isenbergh)

Tenant’s Broker:	Grubb & Ellis Company (Richard Linvesky)

Addenda and Exhibits:	Rules and Regulations; Exhibit A (Premises); Exhibit A-1 (Legal Description of Real Property); Exhibit B (Memorandum of Commencement Date); Exhibit C (Construction); Exhibit D (Environmental Questionnaire); Exhibit E (Renewal Option); Exhibit F-1 (Right of First Offer); Exhibit F-2 (Option to Expand) Exhibit G (Early Occupancy); Exhibit H (Exclusive Parking); Exhibit H-1 (Conversion Area) Exhibit I (Termination Option); Exhibit J (Specified Security Area); Exhibit K (Truck Parking Area); Exhibit L (Signage)

1. Granting Clause. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.

2. Acceptance of Premises. Except as may otherwise be expressly provided in a Construction Exhibit attached hereto as Exhibit C , Tenant shall accept the Premises on the Commencement Date in its “AS-IS” condition, subject to latent defects of which Tenant gives Landlord written notice within thirty (30) days after discovery, but in no event one hundred eighty (180) days after the Commencement Date and patent defects of which Tenant gives Landlord written notice within thirty (30) days after the Commencement Date, further subject to all applicable laws, ordinances, regulations, covenants and restrictions, and Landlord shall have no obligation to perform or pay for any repair or other work therein. Landlord represents and warrants that, as of the Commencement Date (i) to Landlord’s actual knowledge, the Building and the Premises shall contain no asbestos, PCBs or any airborne or site pollutants and (ii) the Premises shall comply with all applicable Legal Requirements (as hereinafter defined), other than zoning ordinances and other Legal Requirements specific to Tenant’s use of the Premises; provided, however, in the event of any breach of the foregoing representations and warranties, Tenant, as its sole and exclusive remedy, may require Landlord, as applicable and at Landlord’s sole expense, to remove said asbestos, PCBs, or airborne or site pollutants and/or to bring the Premises in compliance with applicable Legal Requirements (other than zoning ordinances and other Legal Requirements specific to Tenant’s use of the Premises) within six (6) months following Landlord’s receipt of written notice specifying the nature of such breach or noncompliance; provided however, if such breach of representation or noncompliance is not reasonably susceptible of cure within said six (6) months, then Landlord shall cure the breach and/or bring the Premises in compliance, as applicable, within such period of time as is reasonably necessary so long as Landlord commences to cure within said six (6) month period. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. TENANT ACKNOWLEDGES THAT (1) IT HAS INSPECTED AND ACCEPTS THE PREMISES IN AN “AS IS, WHERE IS” CONDITION (UNLESS OTHERWISE EXPRESSLY PROVIDED IN EXHIBIT C ATTACHED HERETO), (2) THE BUILDINGS AND IMPROVEMENTS COMPRISING THE SAME ARE SUITABLE FOR THE PURPOSE FOR WHICH THE PREMISES ARE LEASED AND EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS LEASE, LANDLORD HAS MADE NO WARRANTY, REPRESENTATION, COVENANT,

OR AGREEMENT WITH RESPECT TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PREMISES, (3) NO REPRESENTATIONS AS TO THE REPAIR OF THE PREMISES, NOR PROMISES TO ALTER, REMODEL OR IMPROVE THE PREMISES HAVE BEEN MADE BY LANDLORD (UNLESS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS LEASE, INCLUDING EXHIBIT C ATTACHED HERETO), AND (4) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, THAT EXTEND BEYOND THE DESCRIPTION OF THE PREMISES, OTHER THAN AS EXPRESSLY SET FORTH IN THIS LEASE. Except as expressly provided in this Lease, including Paragraph 10, in no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use. The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken except for items that are Landlord’s responsibility under this Lease, including Paragraph 10, and any punchlist items agreed to in writing by Landlord and Tenant.

3. Use. (a) Subject to Tenant’s compliance with all zoning ordinances and Legal Requirements (as hereinafter defined), the Premises shall be used only for the purpose of receiving, storing, shipping and selling products, materials and merchandise made and/or distributed by Tenant in connection with Tenant’s Permitted Use and for such other lawful purposes as may be incidental thereto; however, no retail sales may be made from the Premises except from that portion of the Premises containing no more than 3,000 square feet. Notwithstanding the foregoing, if Landlord is unable to satisfy the parking requirements required by any code, rule, regulation or document of record affecting the Project as a result of Tenant’s use of a portion of the Premises for retail sales, then Tenant shall reduce the size of the portion of the Premises from which retail sales may be made to the extent necessary to bring the Building and Project into compliance with the parking requirements. Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any tenants of the Project. Outside storage, including without limitation, storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent; provided, however, Landlord hereby agrees that Tenant may park its operative trucks and trailers in the area described on Exhibit K (“Truck Parking Area”) so long as such parking does not: (i) violate any documents of record, including without limitation, any conditions, covenants or restrictions, or (ii) block or interfere with vehicular or pedestrian access to, from or within the Building or Project, including without limitation, other tenants’ access to and from their leased premises or any other portion of the Project.

(b) Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including, without limitation, the Americans With Disabilities Act, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, “Legal Requirements”). The Premises shall not be used as a place of public accommodation under the Americans With Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time. Tenant shall, at its expense, make any alterations or modifications, within or without the Premises, that are required by Legal Requirements related to Tenant’s specific use or occupation of the Premises. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler credits. If any increase in the cost of any insurance on the Premises or the Project is caused by Tenant’s use or occupation of the Premises, then Tenant shall pay the amount of such increase to Landlord. Any entrance into or occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease, except as expressly set forth herein.

(c) Tenant and its employees and invitees shall have the non-exclusive right to use, in common with others, any areas designated by Landlord from time to time for use and enjoyment of all tenants and occupants of the Project (collectively, the “Common Areas”), subject to such reasonable rules and regulations as Landlord may promulgate from time to time which rules and regulations shall not unreasonably interfere with Tenant’s use of the Premises and the Project as set forth herein.

4. Base Rent. (a) Tenant shall pay Base Rent in the amount set forth on the first page of this Lease. The fourth month’s Base Rent and the Security Deposit, shall be due and payable on the earlier of (i) date Tenant first enters the Premises pursuant to Exhibit G or (ii) the date the Premises are delivered to Tenant pursuant to Exhibit C, and Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month succeeding the Commencement Date. Payments of Base Rent for any fractional calendar month shall be prorated. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except where expressly provided in this Lease. Tenant acknowledges that late payment by Tenant to Landlord of any rent due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to determine. Therefore, if Tenant is delinquent in any monthly installment of Base Rent, estimated Operating Expenses or other sums due and payable hereunder for more than five (5) days, Tenant shall pay to Landlord on demand a late charge equal to $5,000.00. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as a penalty.

(b) Notwithstanding the foregoing paragraph, Base Rent shall be conditionally abated for the first three (3) months of the initial Lease Term. Commencing on the first day following the third month after following the Commencement Date, Tenant shall make Base Rent payments as otherwise provided in the Lease. Notwithstanding such abatement of Base Rent (i) all other sums due under the Lease, including payment for utilities, shall be payable as provided in the Lease, and (ii) any increases in Base Rent set forth in the Lease shall occur on the dates scheduled therefor. If at any time during the Lease Term, Tenant has failed to pay any amounts due and owning to Landlord within thirty (30) days after written notice from Landlord that such amounts are past due, then the abatement of Base Rent provided for in this Paragraph 4(b) shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under this Lease, the full amount of all Base Rent herein abated.

5. Security Deposit.

(a) As of the Effective Date, Landlord and Tenant acknowledge that no Security Deposit is required to be deposited by Tenant. However, if this Lease is amended or modified to require the payment of a Security Deposit, the following subparagraph (b) shall apply.

(b) The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of an Event of Default (hereinafter defined), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to its original amount. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee; no interest shall accrue thereon. The Security Deposit shall be the property of Landlord, but shall be paid to Tenant when Tenant’s obligations under this Lease have been completely fulfilled. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord’s obligations under this Paragraph 5.

6. Operating Expense Payments. (a) Beginning in 2008, during each subsequent month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as estimated by Landlord from time to time, of Tenant’s Proportionate Share (hereinafter defined) of Excess Operating Expenses for the Project. Payments thereof for any fractional calendar month shall be prorated.

(b) The term “Excess Operating Expenses” means Operating Expenses for the applicable year in excess of the Expense Stop for Operating Expenses and Insurance. If the Expense Stop for Operating Expenses and Insurance is stated as a base year on the first page of this Lease, the term “Excess Operating Expenses” shall mean Operating Expenses for the applicable year in excess of Operating Expenses payable in the base year. The term “Operating Expenses” means all costs and expenses incurred by Landlord with respect to the ownership, maintenance, and operation of the Project including, but not limited to costs of: Common Area utilities; maintenance, repair and replacement of all portions of the Project, including without limitation, paving and parking areas, roads, alleys, and driveways; mowing, snow removal, landscaping, fire sprinklers and fire protection systems in the existing building, and exterior lighting amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association or any restrictive covenants to which the Project is subject; fees payable to tax consultants and attorneys for consultation and contesting taxes; environmental insurance or environmental management fees; the cost of any insurance deductibles for insurance required to be maintained by Landlord hereunder; property management fees (not to exceed three percent (3%) of gross income received by the Project) payable to a property manager, including any affiliate of Landlord, or if there is no property manager, an administration fee of fifteen percent (15%) of Operating Expenses payable to Landlord; security services, if any; trash collection, sweeping and removal; and additions or alterations made by Landlord to the Project or the Building that are appropriate to the continued operation of the Project or the Building as a bulk warehouse/industrial or service center facility in the market area, provided that the cost of such additions or alterations that are required to be capitalized for federal income tax purposes shall specifically be excluded from Operating Expenses, and the cost of the same shall be borne exclusively by Landlord. In addition, Operating Expenses shall include the cost of insurance maintained by Landlord for the Project for each calendar year during the Lease term.

(c) Notwithstanding the foregoing, Operating Expenses do not include (i) costs, expenses, depreciation or amortization for capital improvements, capital repairs and capital replacements; (ii) debt service under mortgages or ground rent under ground leases; (iii) costs of restoration to the extent of net insurance proceeds received by Landlord with respect thereto; (iv) leasing commissions or the costs of renovating space for tenants; (v) any costs or legal fees incurred in connection with any particular tenant; or (vii) those matters which are the Landlord’s responsibility, at its sole cost, as expressly set forth in this Lease. Notwithstanding anything to the contrary contained in this Paragraph 6, beginning in the second calendar year of the Lease Term, Tenant’s payment of its Proportionate Share of Operating Expenses shall not increase by more than four percent (4%) per annum, excluding all charges for Taxes, insurance premiums, utility costs, and other costs not within Landlord’s reasonable control (“Non-controllable Operating Expenses”), for which there shall be no cap at any time during the Lease Term. For purposes of the foregoing cap, all categories of Operating Expenses shall be determined on an aggregate basis and not on an individual basis.

(d) If Tenant’s total payments of Excess Operating Expenses for any year are less than Tenant’s Proportionate Share of actual Excess Operating Expenses for such year, then Tenant shall pay the difference to Landlord within thirty (30) days after demand, and if more, then Landlord shall retain such excess and credit it against Tenant’s next payments. For purposes of calculating Tenant’s Proportionate Share of Excess Operating Expenses, a “year” shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease. Landlord shall provide Tenant with the year end reconciliation of Operating Expenses within one hundred twenty (120) days after the last day of the applicable calendar year.

(e) With respect to Operating Expenses which Landlord allocates to the entire Project, Tenant’s “Proportionate Share” shall be a percentage based on a fraction, the numerator of which shall be the square footage of the Premises and the denominator of which shall be the square footage of the Project. As of the Effective Date, the percentage set forth on the first page of this Lease is Tenant’s Proportionate Share of the Project; provided however, the same shall be reasonably adjusted by Landlord in the future for changes in the physical size of the Premises or the Project as determined using the formula set forth above; and, with respect to Operating Expenses which Landlord allocates only to the Building, Tenant’s “Proportionate Share” shall be a percentage based on a fraction, the numerator of which shall be the square footage of the Premises and the denominator of which shall be the square footage of the Building. As of the Effective Date, the percentage set forth on the first page of this Lease is Tenant’s Proportionate Share of the Building; provided, however the same shall be reasonably adjusted by Landlord in the future for changes in the physical size of the Premises or the Building as determined using the formula set forth above. Landlord may equitably increase Tenant’s Proportionate Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project or Building that includes the Premises or that varies with occupancy or use. The Project may be changed from time-to-time in the sole discretion of Landlord, including, but not by way of limitation, the layout, size, improvements and other characteristics of the Project.

7. Utilities. Tenant shall pay for all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant’s use of the Premises. Landlord shall cause at Landlord’s sole cost and expense the utilities to be separately metered and charged directly to Tenant by the provider prior to occupancy by another tenant or occupant in the Building. Tenant shall pay its share of all charges for jointly metered utilities based upon consumption, as reasonably determined by Landlord. Tenant agrees to limit use of water and sewer for normal restroom use. No interruption or failure of utilities shall result in the termination of this Lease or the abatement of rent.

8. Taxes. Landlord shall pay all taxes, assessments and governmental charges (collectively referred to as “Taxes”) that either (a) accrue against the Project during the Lease Term if such Taxes are payable in advance, or (b) are assessed against the Project during the Lease Term if such Taxes are payable in arrears. In addition to the Operating Expenses charged to Tenant pursuant to Paragraph 6 hereof, Tenant shall pay its Proportionate Share of Taxes in excess of the Expense Stop for Taxes set forth on the first page of this Lease. If the Expense Stop for Taxes is stated as a base year on the first page of this Lease, Tenant shall pay its Proportionate Share of Taxes in excess of the Taxes payable in the base year. Beginning in 2008, during each subsequent month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay to Landlord, as additional rent, an amount equal to 1/12 of the annual cost, as estimated by Landlord from time to time, of Tenant’s Proportionate Share of Taxes in excess of the Expense Stop for Taxes. Payments thereof for any fractional calendar month shall be prorated. The amount of Taxes shall be subject to reconciliation and adjustment in the same manner and within the same time periods set forth in Paragraphs 6(d) and (e) once the actual amount of Taxes is known. Landlord or Tenant may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens thereof. Any costs incurred by Landlord or Tenant in such contest shall be shared by Landlord and Tenant based on Tenant’s Proportionate Share of the Building. All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any franchise tax, any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder nor shall Tenant be liable for any Taxes attributable to a sale, transfer or other change in ownership of the Building or financing of the Building. To the extent the vacant parcel located within the Property is a separate tax parcel, Tenant shall not be liable for any Taxes attributable to such vacant parcel, including any Taxes attributable to the expansion or construction of a new building on such vacant parcel. If any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Landlord or Tenant, and if any such taxes are levied or assessed against Landlord or Landlord’s property and (a) Landlord pays them or (b) the assessed value of Landlord’s property is increased thereby and Landlord pays the increased taxes, then Tenant shall pay to Landlord such taxes within ten (10) days after Landlord’s request therefor.

In the event that Landlord constructs a building (or buildings) on the portion of the Project that is vacant as of the Effective Date and such building(s) will be used and occupied by tenants for a use other than an industrial/warehouse use (not including the incidental use for other purposes such as retail or office purposes) (“Alternative Use Building”), then Landlord shall promptly cause the portion of the Project on which such Alternative Use Building is constructed to be assessed as a separate tax parcel and the term “Taxes” (as defined above) shall not include any taxes, assessments and governmental charges that accrue against the Alternative Use Building or any portion of land on which the Alternative Use Building is constructed.

9. Insurance. (a) Landlord shall maintain all risk property insurance covering the full replacement cost of the Building (excluding foundations), less a commercially reasonable deductible if Landlord so chooses. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, commercial liability insurance, flood insurance, and rent loss insurance. All such insurance shall be included as part of the Operating Expenses charged to Tenant pursuant to Paragraph 6 hereof. The Project or Building may be included in a blanket policy (in which case the cost of such insurance allocable to the Project or Building will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises. If Landlord leases space to any other tenant in the Project whose specific use will cause increased premiums or additional insurance, Landlord hereby agrees that Tenant shall not be responsible to reimburse Landlord for the same. Landlord shall deliver to Tenant a certificates of insurance evidencing coverage in accordance with this Lease within sixty (60) after the Effective Date of this Lease.

(b) Effective as of the earlier of: (1) the date Tenant enters or occupies the Premises; or (2) the Commencement Date, and continuing during the Lease Term, Tenant, at its expense, shall obtain and maintain in full force the following insurance coverage: (i) all risk property insurance including theft, sprinkler leakage damage and boiler and machinery damage coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant or for Tenant’s benefit, which shall name Landlord as loss payee with respect to the foregoing; (ii) worker’s compensation insurance with no less than the minimum limits required by law; (iii) employer’s liability insurance in an amount not less than $1,000,000; (iv) business automobile liability insurance covering owned, hired and non-owned vehicles with limits of $1,000,000 combined single limit per occurrence; (v) business interruption, loss of income and extra expense insurance covering failure of Tenant’s equipment and covering all periods of interruption, with limits not less than one hundred percent (100%) of all charges payable by Tenant under this Lease for a period of twelve (12) months; (vi) umbrella/excess liability insurance, on an occurrence basis, that applies in excess of the required commercial liability, business, automobile liability and employer’s liability polices with a minimum limit of $5,000,000 per occurrence and $5,000,000 in the annual aggregate, which limits shall be in addition to and not including those stated for the underlying commercial liability, business automobile liability and employer’s liability insurance required herein and which policies shall name Landlord, Landlord’s managing agent(s) and any other person(s) Landlord designates as additional insureds; (vii) if Tenant is in the business of manufacturing, distributing, selling, serving or furnishing alcoholic beverages, dram shop liability coverage in the amount of $10,000,000 naming Landlord, Landlord’s managing agent(s) and any other person(s) Landlord designates as additional insureds; and (viii) commercial liability insurance, with a minimum limit of $1,000,000 per occurrence and a minimum umbrella limit of $2,000,000 per location, products/completed operations aggregate with a minimum limit of $1,000,000, personal and advertising injury liability with a minimum limit of $1,000,000, fire damage with a minimum limit of $50,000, fire legal liability with a minimum limit of $50,000 and medical payments with a minimum limit of $5,000 for property damage, personal injuries, advertising injuries or deaths of persons occurring in or about the Premises. Landlord may from time to time require reasonable increases in any such limits. The commercial liability policies shall name Landlord and Landlord’s managing agent(s) and any other person(s) Landlord may designate as additional insureds, insure on an occurrence and not a claims-made basis and contain a standard separation of insureds provision. The commercial liability policies must also be issued by insurance companies rated not less than A – X in the most current available “Best’s Key Rating Guide,” qualified to do business in the state in which the Premises are located, not be cancelable unless thirty (30) days prior written notice shall have been given to Landlord. The commercial liability policies must include blanket contractual liability, broad form property damage liability, premises-operations and products-completed operations, contain an exception to any pollution exclusion that insures damage or injury arising out of heat, smoke or fumes from a hostile fire and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Such certificates, or at Landlord’s option, copies of the policies evidencing coverage shall be delivered to Landlord by Tenant at least ten (10) days prior to the Commencement Date and at least fifteen (15) days prior to each renewal of said insurance. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord copies of such policies and certificates evidencing the coverage required herein, then after ten (10) days written notice to Tenant (during which time the Tenant shall have the right to comply with the insurance requirements) Landlord, in addition to any remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand, as additional rent, the premium costs thereof, plus an administrative fee of fifteen percent (15%) of the cost.

(c) The all risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, assignees, sublessees, invitees and contractors, in connection with any loss or damage thereby insured against. Notwithstanding anything to the contrary contained herein, Tenant hereby waives and releases any claims against Landlord, and its officers, directors, employees, managers, agents, invitees and contractors for any loss or damage insured against or required to be insured against hereunder by Tenant (whether by self-insurance or otherwise), regardless of whether the negligence or fault of Landlord caused such loss. Landlord hereby waives and releases any claims against Tenant, and its officers, directors, employees, managers, agents, contractors, assignees, sublessees and invitees (each being a “Tenant-Related Party”) for any loss or damage insured against, or required to be insured against hereunder by Landlord, regardless of whether the negligence or fault of Tenant caused such loss. The failure of a party to insure its property shall not void the foregoing waivers. The foregoing waivers and releases will not apply to losses or damages in excess of actual or required policy limits (whichever is greater) nor to any deductible applicable under any policy maintained by Landlord. The waivers set forth in this Paragraph 9(c) will be in addition to, and not in substitution for, any other waivers, indemnities, or exclusions of liabilities set forth in this Lease.

10. Landlord’s Repairs. (a) Landlord’s maintenance and repair obligations to be performed at Landlord’s sole cost and expense are limited to capital improvements and renovations to the Building, the maintenance and repair of the Building’s roof, foundation piers and exterior walls, exterior paint, floor structures, exterior plumbing and drainage, parking lot drainage, mechanical and electrical components at the exterior of the Building (including components below ground/slab or imbedded in exterior walls), including but not limited to utility lines, wires, pipes, drains, conduits and electric service, reasonable wear and tear and uninsured losses and damages caused by Tenant or a Tenant-Related Party excluded. The term “walls” as used in this Paragraph 10 shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries, all of which shall be maintained by Tenant, however, Landlord shall be responsible for all exterior finishes at fascia glass (excluding windows and doors), except to the extent any damage is caused by Tenant or a Tenant-Related Party. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Paragraph 10, after which Landlord shall have a reasonable opportunity to repair such item. Landlord shall also maintain in good repair and condition the parking areas and other Common Areas of the Building, including, but not limited to driveways, alleys, landscape and grounds surrounding the Premises, the cost of such maintenance, repair and replacement to be paid in accordance with Paragraph 6 hereof.

(b) In the event Landlord fails to repair or maintain a portion of the Premises or the Common Areas (i) for which Landlord is responsible hereunder and (ii) which failure to maintain materially and adversely affects the use of the Premises for the operation of Tenant’s business therein, within thirty (30) days after receipt of written notice from Tenant (unless such repair or maintenance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary so long as Landlord commences such performance with said thirty (30) day period and diligently pursues the same to completion), then Tenant, upon five (5) business days’ written notice to Landlord stating in conspicuous language Tenant’s intent to perform such work and demand reimbursement, may cause a qualified contractor to perform such repair or maintenance in a good and workmanlike manner, and Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket costs thereof. Notwithstanding anything to the contrary contained herein, Tenant shall have no right perform or cause to be performed any repair or maintenance work at any time after Landlord has commenced such work and is diligently pursuing the same to completion, nor shall Tenant have the right to offset its rent for any amounts expended in causing such repair or maintenance, nor shall Tenant have the right to demand reimbursement in excess of the amount equal to one month’s Base Rent unless Tenant has provided Landlord written notice prior to commencing the repair specifying that the cost of such repair shall exceed one month’s Base Rent. In the event Landlord fails to repair or maintain a portion of the Premises or the Common Areas (i) for which Landlord is responsible and (ii) which repair or maintenance must be performed immediately to avoid a life threatening emergency or material damage to Tenant’s equipment (“Emergency Repair”), then Tenant may cause a qualified contractor to perform such Emergency Repair in a good and workmanlike manner and Landlord shall reimburse Tenant for Tenant’s reasonable out of pocket costs thereof. If Tenant intends to make an Emergency Repair and as a condition to reimbursement for such Emergency Repair, Tenant must use its best efforts to immediately contact the property manager via telephone prior to commencing the Emergency Repair. If there is a warranty or guaranty on any item for which Tenant seeks to repair or maintain pursuant to this Paragraph 10(b), Tenant shall cause the contractor under such warranty or guaranty to perform the repair or maintenance work so as not to void any existing warranty or guaranty. Failure of Tenant’s contractor to strictly adhere to the terms and conditions of any such warranty or guaranty shall render Tenant and its contractor jointly and severally liable for any and all damages, costs and expenses incurred by Landlord as a result thereof, whether occurring during or after the Lease Term.

11. Tenant’s Repairs. (a) Subject to Landlord’s obligation in Paragraph 10, Tenant, at its sole expense, shall repair, replace and maintain in good condition all portions of the Premises and all areas, improvements and systems exclusively serving the Premises including, without limitation, dock and loading equipment, dock doors, plumbing, water, and sewer lines in the interior of the Building up to the exterior of the Building, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems, and other interior portions of the building and mechanical systems (e.g. electrical, exhaust fans, and warehouse heaters, if any) serving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term. Maintenance and repair of the heating, ventilation and air conditioning systems and other mechanical and building systems serving the Premises shall be at Tenant’s expense pursuant to maintenance service contracts entered into by Tenant or, if Tenant fails to maintain such service contracts, by Landlord (but at Tenant’s expense). The scope of services and contractors under such maintenance contracts shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld.

Notwithstanding anything to the contrary contained herein, provided Tenant shall not then be in default of any term or provision of this Lease, in the event Tenant shall be required to perform repairs to or replacement of the HVAC system during the first two (2) years of the original Term, and the cause of such repair or replacement was not due to the negligent or intentional act or omission of Tenant, its employees, agents or contractors, Landlord agrees to pay for and make the repair or replacement in a timely manner with equipment and parts of equal quality and capacity as originally installed. Thereafter, provided Tenant shall not then be in default of any term or provision of this Lease, in the event Tenant shall be required to perform repairs or replacement to the HVAC system, Landlord agrees to contribute one hundred percent (100%) of the cost of repairs and replacement which in the aggregate per year exceed Fifteen Thousand and 00/100 Dollars ($15,000.00). Tenant shall furnish Landlord with proof of said repair and payment thereof, whereupon Landlord will reimburse Tenant all such costs in excess of Fifteen Thousand and 00/100 Dollars ($15,000.00). For purposes of this paragraph only, the definition of “repairs” specifically excludes routine maintenance required in connection with the HVAC system, which routine maintenance shall be at Tenant’s expense pursuant to maintenance service contracts, as described in the immediately preceding paragraph.

(b) In the event that any repair or maintenance obligation required to be performed by Tenant hereunder may affect the structural integrity of the Building (e.g., roof, foundation, structural members of the exterior walls), prior to commencing any such repair, Tenant shall provide Landlord with written notice of the necessary repair or maintenance and a brief summary of the structural component or components of the Building that may be affected by such repair or maintenance. Landlord shall permit the Tenant to perform such repair if Tenant provides a reasonably acceptable licensed contractor. However, if Landlord and Tenant cannot reasonably agree on a contractor to perform the repair then, within ten (10) business days after Landlord’s receipt of Tenant’s written notice or promptly after Landlord and Tenant fail to agree on a contractor to perform the repair, Landlord shall have the right, but not the obligation, to elect to cause such repair or maintenance to be performed by Landlord, or a contractor selected and engaged by Landlord, but at Tenant’s sole cost and expense. The foregoing sentence is not intended to obligate Tenant to pay for repairs or maintenance to those structural items which are Landlord’s responsibility pursuant to Paragraph 10 above, but shall only require Tenant to pay for the repair and maintenance to such structural components to the extent such repair or maintenance is necessitated due to the performance of Tenant’s repair and maintenance obligations pursuant to this Paragraph 11.

(c) Within the fifteen (15) day period prior to the expiration or termination of this Lease, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that the hot water equipment and the HVAC system are then in good repair and working order. A certificate from the contractor currently performing routine maintenance pursuant to a maintenance service contract with Tenant shall be deemed an engineer acceptable to Landlord for the purpose of satisfying the delivery requirement for a certificate regarding the hot water equipment and HVAC system. If Tenant fails to perform any repair or replacement for which it is responsible, Landlord may perform such work and be reimbursed by Tenant within ten (10) days after demand therefor. Subject to Paragraphs 9 and 15, Tenant shall bear the full cost of any repair or replacement to any part of the Building or Project that results from damage caused by Tenant or a Tenant-Related Party and any repair that benefits only the Premises.

(d) Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord’s property, except to the extent Landlord requires (pursuant to the following sentence) removal at Tenant’s expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord’s consent to any Tenant-Made Alterations. In connection with Landlord’s review and approval of any of Tenant’s proposed Tenant-Made Alterations to the Premises, Tenant may contemporaneously deliver to

Landlord a Non-Removal Notice with its plans and specifications. A “Non-Removal Notice” means a written notice from Tenant to Landlord that conspicuously states that Tenant will not be required to remove the Tenant-Made Alterations in question at the end of the Lease Term unless, contemporaneously with Landlord’s written notice of approval to Tenant with respect to the improvements in question, Landlord notifies Tenant in writing that Landlord will require Tenant to remove such alterations prior to the expiration or sooner termination of the Lease Term. If Tenant submits plans and specifications to Landlord for proposed Tenant-Made Alterations to the Premises together with a Non-Removal Notice in the form required herein, and Landlord fails to notify Tenant within fifteen (15) days thereof that Tenant will be required to remove such Tenant-Made Alterations to the Premises at the expiration of the Lease Term, Tenant shall not be obligated to remove those Tenant-Made Alterations described in the Non-Removal Notice at the expiration of the Lease Term. Notwithstanding the foregoing, unless Tenant sent a Non-Removal Notice prior to the commencement of installation or construction of any particular Tenant-Made Alteration and Landlord either approved the same or failed to respond to the same as set forth herein, Tenant shall, at Landlord’s written request, remove all such Tenant-Made Alterations and leasehold improvements as Landlord may request. Prior to the expiration or sooner termination of this Lease, Tenant, at its sole expense, shall repair any and all damage caused by such removal and restore the Premises to its condition existing immediately prior to such alterations, additions or improvements. Landlord shall not unreasonably withhold its consent to a Non-Removal Notice.

12. Tenant-Made Alterations and Trade Fixtures. (a) Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Tenant-Made Alterations”) shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld. Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements and shall construct at its expense any alteration or modification required by Legal Requirements as a result of any Tenant-Made Alterations.

(b) All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Tenant-Made Alterations shall be submitted to Landlord for its approval. Landlord may monitor construction of the Tenant-Made Alterations. The foregoing reimbursement obligation for reviewing plans and specification and monitoring construction shall not apply to improvements being constructed pursuant to Exhibit C attached hereto, which shall be governed by the terms and provisions specifically set forth in Exhibit C, attached hereto. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations.

(c) Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials with whom Tenant has a direct contract, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant-Made Alterations and final lien waivers from all such contractors and subcontractors in compliance with Florida lien law.

(d) Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord’s property, except to the extent Landlord requires removal at Tenant’s expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord’s consent to any Tenant-Made Alterations. Prior to the expiration or termination of this Lease, Tenant, at its sole expense, shall repair any and all damage caused by such removal and restore the Premises to its condition existing upon the later of the Commencement Date or Substantial Completion (as defined in Exhibit C attached hereto, if any).

(e) Tenant, at its own cost and expense and without Landlord’s prior approval, may erect such shelves, bins, machinery and trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises, and may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements. Prior to the expiration or termination of this Lease, Tenant, at its sole expense, shall remove its Trade Fixtures and shall repair any and all damage caused by such removal.

13. Signs. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord’s prior written approval and shall conform in all respects to Landlord’s requirements. Landlord hereby approves the signage depicted on Exhibit L attached hereto and made a part hereof. Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent, except as may be provided in Exhibit L. Landlord shall not be required to notify Tenant of whether it consents to any sign until it (a) has received detailed, to-scale drawings thereof specifying design, material composition, color scheme, and method of installation, and (b) has had fifteen (15) days to review them. Upon surrender or vacation of the Premises, Tenant shall have removed all signs and repair, paint, and/or replace the building facia surface to which its signs are attached. Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments. Subject to all of the conditions set forth in this Paragraph 13, Tenant shall have the non-exclusive right to place an identification sign on the street in front of the Project at a location mutually acceptable to Landlord and Tenant, which sign shall be consistent with Exhibit L.

14. Parking. Tenant shall be entitled to park in common with other tenants of the Project in those areas designated for nonreserved parking. Landlord may allocate parking spaces among Tenant and other tenants in the Project at Landlord’s sole discretion. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. Notwithstanding the foregoing, at no additional cost to Tenant, Tenant shall have the exclusive right to use the parking areas contiguous to the Premises as shown on Exhibit H attached hereto and made a part hereof (“Exclusive Parking Area”). Tenant may stripe and identify reserved spaces within the Exclusive Parking Area. Landlord shall use its best efforts to prevent unreasonable accumulation of standing water in the parking areas, the cost of which shall be paid in accordance with Paragraph 6 hereof.

Notwithstanding anything to the contrary contained in this Lease, Tenant hereby acknowledges and agrees that Landlord shall be entitled, at any time, to convert twenty (20) existing parking spaces on the southwest side of the Building, as shown on Exhibit H-1 attached hereto and made a part hereof (“Conversion Area”), to green space which will be considered common area for all purposes under this Lease. The Conversion Area will not be designated for parking and Tenant will not be entitled to park in the Conversion Area at any time after Landlord begins converting the Conversion Area to green space.

15. Restoration. (a) If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within forty-five (45) days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises and whether Landlord has sufficient insurance proceeds or other sources of funds with which to restore the Premises. If the restoration time is estimated to exceed 150 days from the date Landlord receives all permits, approvals, and licenses required to begin reconstruction, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than thirty (30) days after Landlord’s notice. If neither party elects to terminate this Lease or if Landlord estimates that restoration will take 150 days or less and Landlord has determined there are sufficient insurance proceeds (with regard to which Landlord shall have previously notified Tenant pursuant to the first sentence of this Paragraph 15), then, Landlord shall promptly restore the Premises excluding the improvements installed by Tenant or by Landlord and paid by Tenant, subject to delays arising from the collection of insurance proceeds or from Force Majeure events. Tenant at Tenant’s expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease upon thirty (30) days written notice to the other if the Premises are damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than thirty (30) days to repair such damage.

(b) If the Premises are destroyed or substantially damaged by any peril not covered by the insurance maintained by Landlord or any Landlord’s mortgagee requires that insurance proceeds be applied to the indebtedness secured by its mortgage (defined hereinafter), Landlord may terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after such destruction or damage or such requirement is made known by any such Landlord’s mortgagee, as applicable, whereupon all rights and obligations hereunder shall cease and terminate, except for any liabilities of Tenant which accrued prior to Lease termination.

(c) If such damage or destruction is caused by the act(s) or omission(s) of Tenant or a Tenant-Related Party, Tenant shall pay to Landlord with respect to any damage to the Premises and/or Project the amount of the actual commercially reasonable deductible under Landlord’s insurance policy within ten (10) days after presentment of Landlord’s invoice, subject to the Deductible Cap (described below). During the first five (5) years of this Lease the Deductible Cap shall be $50,000 and during any time thereafter, the Deductible Cap shall be $75,000. As of the Effective Date, the deductible under Landlord’s insurance policy is $25,000.

(d) Base Rent shall be abated for the period of repair and restoration in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises; provided, however Tenant shall not be entitled to any abatement of rent in the event such damage or destruction resulted from the negligence or willful misconduct of Tenant or a Tenant Related Party. Such abatement, if any, shall be the sole remedy of Tenant, and except as provided herein, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

16. Condemnation. If any part of the Premises or the Project should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and (a) the Taking would prevent or materially interfere with Tenant’s use of the Premises, (b) in Landlord’s judgment would materially interfere with or impair its ownership or operation of the Project or (c) as a result of such Taking, Landlord’s mortgagee accelerates the payment of any indebtedness securing all or a portion of the Project, then upon written notice by Landlord this Lease shall terminate and Base Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, the Base Rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances, and Landlord shall restore the Premises to its condition prior to the Taking; provided, however, Landlord’s obligation to so restore the Premises shall be limited to the award Landlord receives in respect of such Taking that is not required to be applied to the indebtedness secured by a mortgage. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s Trade Fixtures, if a separate award for such items is made to Tenant.

17. Assignment and Subletting. (a) Without Landlord’s prior written consent, Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises (each being a “Transfer”) and any attempt to do any of the foregoing shall be void and of no effect. Landlord agrees not to unreasonably withhold or condition its consent to a proposed assignment of this Lease or subletting of the Premises. Notwithstanding the foregoing, Landlord may withhold its consent (and it shall not be deemed unreasonable), to any such assignment or subletting of the Premises to any party (A) which is a governmental entity (or subdivision or agency thereof), (B) that would use the Premises, in whole or in part, for a use other than receiving, storing, shipping and selling products, materials and merchandise made and/or distributed by such tenant and inconsistent with the uses of the then-current occupants of the Building, (C) which is a prospective tenant that has delivered to, or received from, Landlord a written proposal to lease space in the Project before Tenant or its agent contacts such party, (D) which is an occupant of the Project or another project owned by Landlord at the time of such request (unless there is not any adequate space available to such occupant adjacent to such occupant’s space within the Project or within the other project owned by Landlord), or (E) which intends to use, store, or generate any Hazardous Materials in, on or about the Premises. Landlord’s agreement not to unreasonably withhold its consent shall apply only to the first assignment or sublease under this Lease, and Landlord may withhold its consent in its sole discretion to any further or subsequent assignment or sublease. For purposes of this Paragraph 17, a transfer of the ownership interests controlling Tenant shall be deemed a Transfer of this Lease unless such ownership interests are publicly traded. Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling, controlled by or under common control with the original Tenant named herein (a “Tenant Affiliate”), without the prior written consent of Landlord; provided, however, Tenant shall provide at least ten (10) days written notice prior to assigning this Lease to, or entering into any sublease with, any Tenant Affiliate. Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with any Transfer, other than to a Tenant Affiliate.

(b) Notwithstanding any Transfer, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such Transfer). In the event that the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease (which rental shall be calculated on a square foot basis if less than the entire Premises is subleased), then Tenant shall be bound and obligated to pay Landlord as additional rent hereunder fifty percent (50%) of all such excess rental and other excess consideration within ten (10) days following receipt thereof by Tenant.

(c) If this Lease is assigned or if the Premises is subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding subparagraph, apply the amount collected to the next rent payable hereunder; and all such rentals collected by Tenant shall be held in trust for Landlord and immediately forwarded to Landlord. No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder. Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers.

18. Indemnification. To the fullest extent permitted by law, Tenant agrees to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord, and Landlord’s agents, employees and contractors, from and against any and all claims, demands, losses, liabilities, causes of action, suits, judgments, damages, costs and expenses (including attorneys’ fees) arising from any occurrence on the Premises, the use and occupancy of the Premises, or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or due to any other act or omission of Tenant or a Tenant Related Party, or from Tenant’s failure to perform its obligations under this Lease (other than any loss arising from the sole or gross negligence of Landlord or its agents). This indemnity provision shall survive termination or expiration of this Lease. The furnishing of insurance required hereunder shall not be deemed to limit Tenant’s obligations under this Paragraph 18.

19. Inspection and Access. Upon twenty-four (24) hours prior verbal or written notice to Tenant (except in the event of an emergency, in which no notice shall be required), Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours for the purpose of showing the Premises to prospective purchasers or, during the last year of the Lease Term, to prospective tenants. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially interferes with Tenant’s use or occupancy of the Premises. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions.

20. Quiet Enjoyment. If Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord, but not otherwise.

21. Surrender. No act by Landlord shall be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. Upon termination of the Lease Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Paragraphs 15 and 16 excepted. Tenant shall give written notice to Landlord of its intention to vacate at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating. In the event of Tenant’s failure to give such notice or to participate in such joint inspection, Landlord’s inspection shall be deemed conclusive for purposes of determining Tenant’s responsibility for repairs and restoration. No such performance by Landlord shall create any liability on the part of Landlord whatsoever. Any Trade Fixtures, Tenant-Made Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment obligations with respect to Operating Expenses and all obligations concerning the condition and repair of the Premises. If Tenant has not fulfilled its obligations with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, Landlord shall have the right to perform any such obligations as it deems necessary at Tenant’s sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of Paragraph 22 shall apply.

22. Holding Over. If Tenant fails to vacate the Premises after the termination of the Lease Term, Tenant shall be a tenant at will or at sufferance, and Tenant shall pay, in addition to any other rent or other sums then due Landlord, a daily base rental equal to 150% of the Base Rent in effect on the expiration or termination date, even if Landlord consents to such holdover (which consent shall be effective only if in writing). Tenant shall also be liable for all Excess Operating Expenses incurred during such holdover period. In addition, Tenant shall be liable for all damages (including attorneys’ fees and expenses) of whatever type (including consequential damages) incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph 22 shall not be construed as consent for Tenant to retain possession of the Premises.

23. Events of Default. Each of the following events shall be an event of default (“Event of Default”) by Tenant under this Lease:

(a) Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of five (5) days or more after Landlord has given written notice to Tenant that such payment is past due, provided that such notice from Landlord shall be in lieu of and not in addition to any notice of default required by law; and provided further, Landlord shall be obligated to give only two (2) such notices per twelve (12) month period, with subsequent payment default to be an Event of Default if such failure to pay shall continue for five (5) days or more from the date such payment is due (without notice).

(b) Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within sixty (60) days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(c) Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease and such failure shall continue for a period five (5) days after Tenant’s receipt of written notice thereof from Landlord or any other party, including without limitation Tenant’s insurer.

(d) Tenant shall fail to occupy or shall vacate the Premises or shall fail to continuously operate its business at the Premises for the permitted use set forth herein, whether or not Tenant is in monetary or other default under this Lease; provided however, so long as no other Event of Default has occurred, Tenant may vacate the Premises and no Event of Default shall have occurred if Tenant provides a new notice address in accordance with this Lease.

(e) Tenant shall attempt or there shall occur any assignment, subleasing or other transfer of Tenant’s interest in or with respect to this Lease except as otherwise permitted in this Lease.

(f) Tenant shall fail to discharge or bond over any lien placed upon the Premises in violation of this Lease within thirty (30) days after any such lien or encumbrance is filed against the Premises; however, if Tenant has not been notified of such lien or encumbrance, then Tenant shall have an additional ten (10) days to comply after written notice from Landlord or any other party or authority having jurisdiction over the Premises.

(g) Tenant shall fail to execute any instrument of subordination or attornment or any estoppel certificate within the time periods set forth in Paragraphs 27 and 29 respectively following Landlord’s request for the same.

(h) Tenant shall breach any of the requirements of Paragraph 30 and such failure shall continue for a period of five (5) days or more after written notice from Landlord to Tenant.

(i) The failure of Tenant or any Tenant-Related Party to observe or comply with any of the rules and regulations of the Project as the same may be amended from time to time, and such failure shall continue for five (5) days or more after written notice from Landlord to Tenant; provided, however, that if Tenant or any Tenant-Related Party shall breach the same rule or regulation more than two (2) times in any twelve (12) month period, then the third (3rd) such violation shall be deemed an Event of Default (without any notice).

(j) Tenant shall fail to comply with any material provision of this Lease other than those specifically referred to in this Paragraph 23, and except as otherwise expressly provided herein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default unless such default is not reasonably susceptible of cure within thirty (30) days, then after such time as is reasonably necessary to cure such default, not to exceed ninety (90) days so long as Tenant promptly commences to cure with said thirty (30) day period and diligently prosecutes the same to completion.

24. Landlord’s Remedies. (a) Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: terminate this Lease or Tenant’s right of possession, (but Tenant shall remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises.

(b) If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: all Base Rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs; and an amount in cash equal to the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease. Such present value shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of such termination.

(c) If Landlord terminates Tenant’s right of possession (but not this Lease), Landlord may, but shall be under no obligation to, relet the Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant. For the purpose of such reletting Landlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary or desirable. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including attorneys’ fees and costs of suit), the unpaid Base Rent and other amounts accrued hereunder at the time of repossession, and the costs incurred in any attempt by Landlord to relet the Premises. If the Premises are relet and a sufficient sum shall not be realized from such reletting [after first deducting therefrom, for retention by Landlord, the unpaid Base Rent and other amounts accrued hereunder at the time of reletting, the cost of recovering possession (including attorneys’ fees and costs of suit), all of the costs and expense of repairs, changes, alterations, and additions, the expense of such reletting (including without limitation brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom] to satisfy the rent provided for in this Lease to be paid, then Tenant shall immediately satisfy and pay any such deficiency. Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

(d) In addition to any other remedy Landlord may have in this Lease or at law or in equity, if Tenant fails to perform its obligations hereunder within fifteen (15) days after written notice thereof from Landlord to Tenant, Landlord shall have the right, but not the obligation, to perform Tenant’s obligations and Tenant shall pay to Landlord, as additional rent, Landlord’s costs incurred to perform the same, plus an administrative fee of fifteen percent (15%) of such costs.

(e) Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting.

25. Tenant’s Remedies/Limitation of Liability. (a) Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary). All obligations of Landlord hereunder shall be construed as covenants, not conditions; and Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder except as expressly provided in Paragraph 25(b) below. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership. Any liability of Landlord under this Lease or arising out of the relationship between Landlord and Tenant shall be limited solely to Landlord’s interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord.

(b) Notwithstanding anything to the contrary contained herein, if Landlord is in default of its obligations under this Lease due to a cause within Landlord’s sole and exclusive control and as a result thereof, the Premises are not usable by Tenant for the conduct of Tenant’s business for more than one hundred eighty (180) consecutive days (“No Occupancy Period”), Tenant shall be entitled to terminate this Lease upon thirty (30) days prior written notice to Landlord delivered to Landlord within 15 days after the expiration of the No Occupancy Period, provided Landlord has not cured such default within such thirty (30) day period.

26. Waiver of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

27. Subordination. (a) This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any first mortgage, now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder. The provisions of this Paragraph 27 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder within ten (10) days of such request. Tenant’s obligation to furnish each such instrument requested hereunder in the time period provided is a material inducement for Landlord’s execution of this Lease and any failure of Tenant to timely deliver each instrument shall be deemed an Event of Default. Tenant hereby appoints Landlord attorney in fact for Tenant irrevocably (such power of attorney being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of the Tenant and to cause any such instrument to be recorded; provided, however, Landlord shall not take any action as Tenant’s attorney-in-fact without first providing Tenant written notice of the action to be taken.

(b) Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder. The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust.

(c) Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any mortgage holder whose address has been given to Tenant, and affording such mortgage holder a reasonable opportunity to perform Landlord’s obligations hereunder. Notwithstanding any such attornment or subordination of a mortgage to this Lease, the holder of any mortgage shall not be liable for any acts of any previous landlord, shall not be obligated to install any tenant improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of rent made more than one month in advance.

(d) Following mutual execution of this Lease, Landlord shall use commercially reasonable efforts to deliver to Tenant a non-disturbance, subordination, and attornment agreement from any existing mortgage holder. If Landlord cannot obtain a non-disturbance, subordination and attornment agreement from any mortgage holder existing as of the Effective Date within thirty (30) days after the Effective Date, Tenant may terminate this Lease by delivering written notice to Landlord within ten (10) days thereafter.

28. Mechanic’s Liens. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord or Tenant in, the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within thirty (30) days of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner satisfactory to Landlord within such thirty (30) day period.

29. Estoppel Certificates. Tenant agrees, from time to time, within ten (10) days after request of Landlord, to execute and deliver to Landlord, or Landlord’s designee, any estoppel certificate requested by Landlord, stating that this Lease is in full force and effect, the date to which rent has been paid, that Landlord is not in default hereunder (or specifying in detail the nature of Landlord’s default), the termination date of this Lease and such other matters pertaining to this Lease as may be requested by Landlord. Tenant’s obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord’s execution of this Lease and any failure of Tenant to timely deliver each estoppel certificate shall be deemed an Event of Default at Landlord’s sole discretion. No cure or grace period provided in this Lease shall apply to Tenant’s obligation to timely deliver an estoppel certificate. Further, if Tenant fails to execute and deliver the estoppel certificate within ten (10) days after Landlord’s written request thereof, then Tenant shall be deemed to conclusively agree with the information contained in such estoppel certificate.

30. Environmental Requirements. (a) Except for Hazardous Material contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes, which products have been disclosed by Tenant to Landlord in the Environmental Questionnaire (defined below), Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Premises without Landlord’s prior written consent. Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (“Environmental Questionnaire”) attached hereto and incorporated herein as Exhibit D. If the Environmental Questionnaire indicates that Tenant will be utilizing Hazardous Materials, in addition to all other rights and remedies Landlord may have under this Lease, including, without limitation, declaring a default hereunder by Tenant for breach of representation, Landlord may require Tenant to execute an amendment to this Lease relating to such Hazardous Materials use and Tenant’s failure to execute any such amendment within ten (10) days of Landlord’s delivery thereof to Tenant shall constitute a default hereunder by Tenant. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or Project of any Environmental Requirement.

(b) The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, and any common or civil law obligations including, without limitation, nuisance or trespass, and any other requirements of Paragraphs 3 and 31 of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including, without limitation, any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant-Related Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(c) Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by Tenant or any Tenant-Related Party onto or from the Premises, in a manner and to a level that complies with all Environmental Requirements and does not limit any future uses of the Premises or require the recording of any deed restriction or notice regarding the Premises. Tenant shall perform such work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises without the written approval of the Landlord.

(d) Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the Premises after the Effective Date which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Paragraph 30 by Tenant or any Tenant-Related Party, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Paragraph 30 shall survive any termination of this Lease.

(e) Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Paragraph 30, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises.

(f) In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Paragraph 30 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Paragraph 30 are in addition to and not in lieu of any other provision in the Lease.

31. Rules and Regulations. Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto. In the event of any conflict between said rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease shall control. Landlord shall not have any liability for the breach of any rules or regulations by other tenants in the Project.

32. Security Service. (a) Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.

(b) Tenant shall be permitted to provide security services with respect to the Premises, the Exclusive Parking Area and the loading areas used exclusively by Tenant using fencing, gates and guards so long as the same (i) is in compliance with Legal Requirements and (ii) does not impede or interfere with ingress and egress to the Project or any portion thereof or parking by other tenants. The area shown on Exhibit J, attached hereto (the “Specified Security Area”) shall be the general area where such fencing, gates and guard booths may be located. Exhibit J shall also describe the scope and nature of such security services and the specific locations within the Specified Security Area of any and all gates and guard booths being installed by Tenant. Tenant shall provide Landlord notice of any material changes to the scope and nature of the security being provided or change in the location of the gates and guard booths contemporaneously with such changes.

33. Force Majeure. Landlord shall not be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Landlord (“Force Majeure”).

34. Entire Agreement. This Lease constitutes the complete and entire agreement of Landlord and Tenant with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may not be amended except by an instrument in writing signed by both parties hereto.

35. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

36. Brokers. Landlord and Tenant each represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the brokers set forth on the second page of this Lease, and Landlord and Tenant each agrees to indemnify and hold the other harmless from and against any claims, liabilities, suits, costs and expenses, including reasonable attorneys’ fees, by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Landlord or Tenant with regard to this leasing transaction.

37. Miscellaneous. (a) Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.

(b) If and when included within the term “Tenant,” as used in this instrument, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.

(c) All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery and, if to Tenant, addressed to Tenant at the address for Tenant noted on the first page of this Lease, and if to Landlord, addressed to Landlord at c/o Lion Industrial Trust, 3141 Hood Street, Suite 700, Dallas, Texas 75219, Attention: Andy Sitzer, with a copy to Lewis and Roca LLP, 40 North Central Avenue, Suite 1800, Phoenix, Arizona 85004-4429, Attention: Amy Altshuler. Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon the earlier of delivery or refusal.

(d) Except as otherwise expressly provided in this Lease or as otherwise required by law, Landlord retains the absolute right to withhold any consent or approval.

(e) At Landlord’s request from time to time Tenant shall furnish Landlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Tenant or Tenant’s accountants and any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Such annual statements shall be audited by an independent certified public accountant at Tenant’s sole cost and expense. Landlord shall hold such financial statements and information in confidence, and shall not disclose the same except: (i) to Landlord’s lenders or potential lenders, (ii) to potential purchasers of all or a portion of the Project, (iii) otherwise as reasonably necessary for the operation of the Project or administration of Landlord’s business or (iv) if disclosure is required by any judicial or administrative order or ruling.

(f) Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord, Tenant will execute a memorandum of lease.

(g) Each party acknowledges that it has had the opportunity to consult counsel with respect to this Lease, and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

(h) The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(i) Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(j) Any amount not paid by Tenant within fifteen (15) days after its due date in accordance with the terms of this Lease shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or the rate equal to the Prime Rate plus 2.75%, however, in no event shall such rate exceed 12%. For purposes herein “Prime Rate” shall mean the annual interest rate as published in the Wall Street Journal; provided, however, if for any reason such rate is no longer published in the Wall Street Journal, Landlord shall select such replacement index as Landlord in its sole discretion determines most closely approximates such rate. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(k) Construction and interpretation of this Lease shall be governed by the laws of the state in which the Project is located, excluding any principles of conflicts of laws.

(l) Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.

(m) All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda (other than the rules and regulations) and the terms of this Lease, such exhibits or addenda shall control. In the event of a conflict between the rules and regulations attached hereto and the terms of this Lease, the terms of this Lease shall control.

(n) If either party should prevail in any litigation instituted by or against the other related to this Lease, the prevailing party, as determined by the court, shall receive from the non-prevailing party all costs and reasonable attorneys’ fees (payable at standard hourly rates) incurred in such litigation, including costs on appeal, as determined by the court.

(o) If this Lease requires any act to be done or action to be taken (other than the payment of Rent) on a date which is not a Business Day, that act or action will be deemed to have been validly done or taken if done or taken on the next succeeding Business Day. As used herein, a “Business Day” is a day other than a Saturday, Sunday or day on which banking institutions in the city in which the Project is located are authorized or required by law or executive order to be closed.

(p) In any legal proceeding that is brought by Landlord to enforce this Lease or any guaranty of this Lease (if any), or that arises out of a dispute in connection with this Lease or any guaranty of this Lease (if any), Landlord shall have the right to file suit in, or, if such suit has been filed or proceeding has been instituted by any person or entity other than Landlord, to transfer such suit or proceeding to any court of competent jurisdiction in Dade County, Florida. Tenant and any guarantor of this Lease (if any), hereby irrevocably accept and consent to jurisdiction of any such court, and each irrevocably, knowingly, and voluntarily waives its right to object to jurisdiction of any such court, and irrevocably agrees to be bound by any final, non-appealable judgment rendered by any such court in connection herewith. Tenant and any guarantor of this Lease (if any) hereby agree that venue shall be proper in the state in which the Project is located, and each irrevocably waives its right to challenge the propriety of appropriateness, or to assert the inconvenience, of venue in such state.

38. Landlord’s Lien/Security Interest. Tenant hereby grants Landlord a security interest, and this Lease constitutes a security agreement, within the meaning of and pursuant to the Uniform Commercial Code of the state in which the Premises are situated as to all of Tenant’s property situate in, or upon, or used in connection with the Premises (except merchandise sold in the ordinary course of business) (collectively, the “Collateral”) as security for all of Tenant’s obligations hereunder, including without limitation, the obligation to pay rent. Such personalty thus encumbered includes specifically all trade and other fixtures for the purpose of this Paragraph 38 and inventory, equipment, contract rights, accounts receivable and the proceeds thereof. Tenant hereby irrevocably authorizes Landlord and/or Landlord’s agent to file such Uniform Commercial Code filings as Landlord deems appropriate in order to perfect such security interest. Tenant further agrees to execute such other financing statements as reasonably requested by Landlord to further secure Landlord’s interest under this Paragraph 38 as often as Landlord in its discretion shall require. Notwithstanding the foregoing, Landlord hereby subordinates the statutory lien, as well as the security interest granted to it under this Paragraph 38 to investment bonds offered to third party investors or any commercial lender where the Collateral is required to secure a new loan or refinance of an existing loan and Landlord shall, at Tenant’s expense, execute such documentation to evidence such subordination as the owner of any such purchase money security interest may reasonably request.

39. Limitation of Liability of Landlord’s Partners, and Others. Tenant agrees that any obligation or liability whatsoever of Landlord which may arise at any time under this Lease, or any obligation or liability which may be incurred by Landlord pursuant to any other instrument, transaction, or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of the constituent partners of Landlord, or any of their respective directors, officers, representatives, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

40. OFAC. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

41. Intentionally Deleted.

42. Generator. Landlord hereby grants Tenant the right to install, maintain and replace, at Tenant’s sole cost and expense, from time to time a back-up generator and fuel storage (“Generator”) adjacent to the Premises in a location mutually acceptable to Landlord and Tenant. Tenant shall be responsible for the repair of any damage to any portion of the Building, Project, or Premises caused by Tenant’s installation, use or removal of the Generator. The Generator shall remain the exclusive property of Tenant, and Tenant shall have the right to remove the Generator at any time during the term of the Lease so long as Tenant is not in default. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation reasonable attorneys’ fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, use or removal of the Generator.

43. Compactor. Subject to Landlord’s right to review and approve all plans and specifications relating to the installation thereof, Landlord hereby grants Tenant the right to install, maintain and replace, at Tenant’s sole cost and expense, from time to time two (2) compactor pads and enclosures with electrical hook-up (“Compactors”) serving the Premises in a location mutually acceptable to Landlord and Tenant. Tenant shall be responsible for the repair of any damage to any portion of the Building, Project or Premises caused by Tenant’s installation, use or removal of the Compactors. Tenant shall cause the construction and installation of the Compactors to be completed in accordance with all applicable Legal Requirements, including without limitation, all applicable zoning ordinances. The Compactors shall remain the exclusive property of Tenant, and Tenant shall have the right to remove the Compactors at any time during the term of the Lease so long as Tenant is not in default. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation reasonable attorneys’ fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, use or removal of the Compactors.

44. Satellite. Landlord hereby grants Tenant the right to install, maintain and replace from time to time an antenna or satellite device and fiber optics equipment (hereinafter “Satellite”) on the roof of the Premises, subject to the following: (a) applicable governmental laws; (b) the right of Landlord to supervise any roof penetrations; (c) compliance with the conditions of any roof bond or warranty maintained by Landlord on the Premises; (d) the Satellite shall not be visible at street level; and (e) the Satellite does not unreasonably interfere with communications systems of other tenants of the Project. Tenant shall be responsible for the repair of any damage to any portion of the Building or Premises caused by Tenant’s installation, use or removal of the Satellite. The Satellite shall remain the exclusive property of Tenant, and Tenant shall have the right to remove the Satellite at any time during the term of the Lease so long as Tenant is not in default. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation reasonable attorneys’ fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, use or removal of the Satellite.

45. Existing Generator and Existing Compactor. If the Premises are delivered to Tenant with the generator previously used by the prior tenant (“Existing Generator”) and/or with the compactor previously used by the prior tenant (“Existing Compactor”), Tenant shall be responsible for the maintenance, use or removal of the Existing Generator and Existing Compactor, as applicable. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation reasonable attorneys’ fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, use or removal of the Existing Generator and Existing Compactor, as applicable.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

LIT INDUSTRIAL LIMITED PARTNERSHIP, a Delaware limited partnership

By:	LIT Holdings GP, LLC, a Delaware limited liability company, its sole general partner

By:	Lion Industrial Properties, L.P., a Delaware limited partnership, its sole general partner

By:	LIT GP Sub, LLC, a Delaware limited liability company, its sole general partner

By:	Lion Industrial Trust, a Maryland real estate investment trust, its sole member and manager

By:	/s/ ANDY STITZER
Andy Sitzer
Vice President

TENANT:

SOFTWARE BROKERS OF AMERICA, INC., dba INTCOMEX

By:	/s/ MICHAEL SHALOM
Name:	Michael Shalom
Its:	President

Rules and Regulations

In the event of a conflict between the following Rules and Regulations and the terms of the Lease to which these Rules and Regulations are attached, the terms of the Lease shall control.

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant-Related Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Except as expressly provided in the Lease, Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project without Landlord’s prior written approval.

3. Except for seeing-eye dogs, no animals shall be allowed in the offices, halls, or corridors in the Project.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of unreasonably loud or improper noises.

5. Subject to the terms and provisions of Exhibit C, if Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

6. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited; provided however, Tenant may use propane in connection with the operation of forklifts at the Premises. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7. Except as expressly provided in the Lease, overnight parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles or as expressly permitted in the Lease, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any vehicle parked overnight. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. Except as expressly set forth in the Lease, all parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12. Except as expressly provided in the Lease, Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

13. Except as expressly provided in the Lease, all moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Project.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16. The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease; provided, however Tenant shall be allowed to use a microwaves and other small kitchen appliances in the Premises. No gaming devices shall be operated in the Premises.

17. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

20. Tenant shall not introduce, disturb or release asbestos or PCBs onto or from the Premises.

21. Tenant shall at all times conduct its operations in a good and workmanlike manner, employing best management practices to minimize the threat of any violation of Environmental Requirements.

EXHIBIT A

Premises

EXHIBIT A-1

Legal Description of Project

EXHIBIT B

Form of Memorandum of Commencement Date

THIS MEMORANDUM OF COMMENCEMENT DATE is entered into on                     , 200  , by LIT PC, L.P., a Delaware limited partnership (“Landlord”) and                                          (“Tenant”).

RECITALS

A. Landlord and Tenant have previously executed that certain Lease dated                     , 200   (the “Lease”), pursuant to which Tenant has leased from Landlord approximately              square feet (the “Premises”) located at                                         , as more particularly described in the Lease.

B. Pursuant to the Lease, Landlord and Tenant have agreed to execute this Memorandum of Commencement Date to confirm the Commencement Date of the Lease Term. All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Lease.

AGREEMENTS

NOW, THEREFORE, the parties hereto confirm and agree that in the event of any conflict between the Lease and the information below, the following information shall control.

1.	Substantial Completion: Substantial Completion of the Landlord Improvements occurred on , 200 (subject to any punchlist items that do not prevent Tenant from commencing the Tenant Improvements the Premises for its intended use).

2.	Commencement Date: The Commencement Date of the Lease occurred on December 19, 2006, and shall expire on , 20 .

3.	Rent: Tenant’s obligation to pay Base Rent commenced on , 200 , in the initial monthly amount of $ , plus Operating Expenses and insurance costs in excess of , taxes in excess of , and utilities and other charges as provided in the Lease.

4.	Payment Address: All rent and other payments due under the Lease should be sent to:

All notices to Landlord should be sent to the addresses listed in Paragraph 37(c) of the Lease.

5.	Except as may have been amended above, Landlord and Tenant hereby ratify and confirm the Lease in all respects. This Memorandum of Commencement Date may be executed in one or more counterparts, and any number of which having been signed by all the parties hereto shall be taken as one original.

LANDLORD:	TENANT:

By:	By:

Its:	Its:

EXHIBIT C

CONSTRUCTION

(Landlord and Tenant Work With Construction Allowance)

ATTACHED TO AND A PART OF LEASE AGREEMENT

DATED MAY 12, 2006 BETWEEN

LIT INDUSTRIAL LIMITED PARTNERSHIP (LANDLORD)

and

SOFTWARE BROKERS OF AMERICA, INC., dba INTCOMEX (TENANT)

1. Landlord Improvements.

(a) Description of Landlord Improvements. Subject to Landlord’s receipt of all necessary governmental permits, licenses and approvals, Landlord, at Landlord’s sole expense, agrees to furnish or perform those items of construction and those improvements (“Landlord Improvements”) specified below:

•	Demising of space (if required due to an additional tenant) pursuant to the Space Plan, as such term is defined in Section 2 below.

•	Deliver all existing mechanical and electrical systems and building shell, including but not limited to elevators, HVAC, plumbing, sprinklers, exhaust fans, rolling doors, roof, glazing, floors, inside and outside, lighting, dock levelors and drainage in good operating condition.

•	Removal of aircraft cockpit in lobby area and container protruding from the wall in lobby area and appropriate repair of such areas..

(b) Substantial Completion. Upon receipt of all required permits, approvals and licenses, Landlord shall proceed with and complete the construction of the Landlord Improvements. As soon as such improvements have been substantially completed, Landlord shall notify Tenant in writing of the date that the Landlord Improvements were Substantially Completed. “Substantial Completion” or “Substantially Completed” means that in the reasonable opinion of Landlord’s design professional, the improvements to the Premises required to be made by Landlord pursuant to Section 1 of this Exhibit have been completed substantially in accordance with the Space Plan and are in good and satisfactory condition, subject only to punchlist items that do not prevent Tenant from commencing construction of the Tenant Improvements. After the date of Substantial Completion, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises.

(c) Outside Completion Date. Landlord shall deliver the Premises to Tenant by November 1, 2006 (“Delivery Date”). Landlord shall cause Substantial Completion of the Landlord Improvements to occur not later than December 1, 2006 (“Outside Completion Date”). If Substantial Completion does not occur on or before the Outside Completion Date, Tenant shall be entitled to a reimbursement from Landlord of all reasonable and actual third party costs and expenses incurred due to the failure of Landlord to cause Substantial Completion on or before the Outside Completion Date (including, without limitation, reasonable attorneys’ fees, holdover costs and out of pocket costs incurred as a direct result of the delay in Tenant’s possession and move-in to the Premises). In Tenant’s sole discretion, if the Premises are not delivered by June 1, 2007 with the Landlord Improvements Substantially Completed, then

Tenant may terminate this Lease upon written notice to Landlord given no later than July 1, 2007, provided that Landlord has not delivered the Premises with the Landlord Improvements Substantially Completed on or prior to July 1, 2007.

(d) AS IS. Except for incomplete punch list items and as expressly set forth in the Lease, upon the date of Substantial Completion, Tenant shall have and hold the Premises as the same shall then be without any liability or obligation on the part of Landlord for making any further alterations or improvements of any kind in or about the Premises, other than for the Landlord’s obligation to construct demising walls within the Building if Landlord leases space to any other tenants in the Building.

2. Plans.

(a) Space Plan. On or before the 1st day of October, 2006, Tenant’s designated space planner and/or architect (“Space Planner”), shall prepare and deliver to Landlord a space plan for the Premises showing the location of all partitions and doors and the lay-out of the Premises. Tenant’s Space Planner shall be duly licensed in the state in which the Premises are located and shall be subject to the reasonable approval of Landlord. Landlord will approve or disapprove in writing the space plan within seven (7) business days after receipt from Tenant, and if disapproved, Landlord shall provide Tenant with specific reasons therefor. Tenant shall cause its Space Planner to revise such disapproved space plan within fifteen (15) days after receipt of Landlord’s written reasons for such disapproval and Landlord shall approve or disapprove in writing the revised space plan within seven (7) business days after receipt from Tenant. The foregoing process shall be repeated until Landlord has approved the space plan (such space plan, when approved by Landlord, is herein referred to as the “Space Plan”).

(b) Construction Plans. Within fifteen (15) days after Landlord’s approval of the Space Plan, Tenant’s Space Planner and engineer will prepare construction plans (such construction plans, when approved, and all changes and amendments thereto agreed to by Landlord and Tenant in writing, are herein called the “Construction Plans”) of all tenant improvements requested pursuant to the Space Plan (all such improvements required by the Construction Plans [excluding the Landlord Improvements described in Section 1 above] are herein called the “Tenant Improvements”), including complete detail and finish drawings for partitions, doors, reflected ceiling, telephone outlets, electrical switches and outlets, and Building standard heating, ventilation and air conditioning equipment and controls. Within seven (7) business days after Tenant delivers its proposed construction plans to Landlord, Landlord shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing, and if disapproved, Landlord shall provide Tenant specific reasons therefor. Tenant shall cause the disapproved construction plans to be revised within fifteen (15) days after receipt of Landlord’s written reasons for such disapproval and Landlord shall approve or disapprove in writing the revised construction plans within ten (10) business days after receipt from Tenant. The foregoing process shall continue until the construction plans are approved by Landlord.

(c) Change Orders. Tenant may request changes in the final Construction Plans and drawings consisting of non-structural additions, deletions, value engineering items or other revisions to the Tenant Improvements and extensions of the progress schedule, which such changes shall be subject to Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold for non-structural interior changes reasonably requested by Tenant. Within 15 days following Tenant’s change request, Landlord shall approve or disapprove such change request, and if approved, the parties will evidence agreement to such changes by signing change orders (each a “Change Order”). Upon the signing of a Change Order, Tenant shall diligently prosecute the changes in accordance with the requirements of that Change Order.

3. Construction and Costs of Tenant Improvements.

(a) Construction Obligation and Construction Allowance. Promptly following Substantial Completion of the Landlord Improvements and Landlord’s approval of the Construction Plans, Landlord shall deliver possession of the Premises to Tenant and Tenant shall construct the Tenant Improvements in a good and workmanlike manner in accordance with the Construction Plans, using a qualified contractor or contractors (such contractor or contractors are collectively referred to herein as “Tenant’s Contractors”, whether one or more). The cost of the construction of the Tenant Improvements, including the cost of preparing the Space Plan and the Construction Plans shall be at Tenant’s expense; provided, however, upon mutual execution and delivery of the Lease, Landlord shall pay to Tenant the a maximum allowance of $2.00 per square foot (the “Construction Allowance”). The Construction Allowance shall be used solely for payment of the sums to be paid to Tenant’s Contractors for construction of the interior Tenant Improvements (the “Contract Sum”), or for the payment of architectural, space planning and engineering fees, cabling, relocation costs, any all licensing or permit fees related to the interior Tenant Improvements, and soft costs associated with Tenant’s occupancy of its space (collectively, the “Permitted Costs”). For purposes of the Construction Allowance, the Tenant Improvements shall consist solely of interior improvements to the Premises, and regardless of whether Landlord approves Tenant’s construction of improvements to the exterior of the Building, Landlord shall have no obligation to pay any amount of the Construction Allowance for the construction of improvements to the exterior of the Building, for the purchase of personal property, or for any other cost that is not a Permitted Cost.

(b) Landlord’s Punchlist. Prior to the commencement of construction, Tenant shall furnish to Landlord a complete list of all subcontractors and suppliers with whom Tenant has a direct contract who will furnish labor and/or materials in furtherance of the Tenant Improvements (“Contractor List”.) Tenant shall notify Landlord fifteen (15) days prior to the anticipated date of substantial completion of the Tenant Improvements, at which time Landlord and Tenant shall arrange for Landlord’s inspection of the Tenant Improvements. Following such inspection Landlord shall have the option to cause an additional punchlist to be prepared (“Landlord’s Punchlist”) setting forth those Tenant Improvement items that are not completed and/or that Landlord desires to be corrected. Tenant shall cause Tenant’s Contractors to complete and/or remedy the items set forth in Landlord’s Punchlist within thirty (30) days after the delivery of Landlord’s Punchlist.

(c) Unused Allowance. One hundred eighty (180) days following the Commencement Date, Tenant shall deliver to Landlord a written certified statement detailing the actual amount of the Permitted Costs (“Actual Costs”), together with documentation reasonably requested by Landlord evidencing the Permitted Costs, and to the extent that Actual Costs are less than the maximum Construction Allowance, Tenant shall pay the difference between the Actual Costs and the maximum Construction Allowance to Landlord simultaneously with the delivery of such certified statement.

(d) Excess Costs. If the total Permitted Costs exceeds the Construction Allowance, then Tenant, at its sole cost and expense, shall pay all such excess costs (“Excess Costs”) to the appropriate contractors when due. Failure of Tenant to pay to Tenant’s Contractors any Excess Costs when due shall be deemed an Event of Default under the Lease provided, however if a bill is reasonably disputed by Tenant then it shall not be an Event of Default, subject to subsection (e) below. Landlord makes no representation or warranty whatsoever as to the total costs of the Tenant Improvements and Tenant acknowledges that the costs of the Tenant Improvements may exceed the Construction Allowance.

(e) Liens Arising from Excess Costs. Tenant agrees to keep the Premises free from any liens arising out of nonpayment of Excess Costs. In the event that any such lien is filed, Tenant shall immediately cause the same to be released of record, and if within thirty (30) days following such filing,

Tenant fails to cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it in its sole discretion deems proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord in connection therewith shall constitute Rent under the Lease and a demand obligation of Tenant to Landlord, and such obligation shall bear interest at the rate provided for in the Lease from the date of payment by Landlord until the date paid by Tenant.

(f) Assignment of Warranties. Following substantial completion of the Tenant Improvements, Tenant and Tenant’s Contractors shall assign to Landlord all warranties and guaranties which are assignable and received in connection with any and all improvements to the Premises, which warranties and guaranties Landlord agrees to enforce for the benefit of Tenant during the term of the Lease. If any warranty or guaranty is assignable or transferable upon payment of a fee, the same shall be deemed “assignable” for purposes hereof and Tenant shall be responsible to pay such assignment or transfer fee (up to $500.00) in order to effectuate such assignment or transfer to Landlord; provided, however that Landlord and Tenant shall split on a 50%/50% basis the responsibility to pay any transfer fees in excess of $500.00.

(g) Compliance With Laws. Tenant shall cause the construction of the Tenant Improvements (as defined herein) to be completed in accordance with all applicable Legal Requirements, including without limitation, all applicable zoning ordinances.

4. Commencement Date. The Commencement Date of the Lease will occur on December 19, 2006, regardless of whether the Tenant Improvements are substantially completed or not by such date; provided, however, if Landlord fails to deliver the Premises to Tenant on or before the Delivery Date, the Commencement Date shall be delayed one day for each day after the Delivery Date that Landlord fails to deliver the Premises to Tenant until the Premises are actually delivered (so long as such delay by Landlord was not caused by Tenant). The failure of Tenant to take possession of or to occupy the Premises shall not serve to relieve Tenant of obligations arising on the Commencement Date or delay the payment of rent by Tenant, nor shall such failure serve to extend the term of the Lease. Tenant shall have expended all of the Construction Allowance for the purposes permitted in Paragraph 3(a) of this Exhibit C no later than one hundred twenty (120) days after the Commencement Date; provided, however Tenant shall not be required to have completed the Tenant Improvements within such one hundred twenty (120) period. Any entrance into or occupation of the Premises and/or the Project by Tenant or any Tenant-Related Party prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease (other than the payment of Base Rent and Excess Operating Expenses), including without limitation, the indemnity obligations of Paragraphs 7, 18 and 30 therein, which shall be in addition to, and not in lieu of, the indemnity obligations of Paragraph 5 herein.

5. Insurance. On or before the commencement of construction of the Tenant Improvements, Tenant, at Tenant’s sole cost and expense (and not as a Permitted Cost) shall obtain and thereafter maintain, all insurance listed in Paragraph 9(b) of the Lease, in the form required pursuant to the Lease. In addition to such insurance, Tenant’s Contractors and other agents of Tenant, at their sole cost and expense (and not as a Permitted Cost unless part of the Contract Sum), must obtain and maintain commercial general liability insurance coverage, builder’s risk insurance, and workmen’s compensation insurance, all in amounts and with companies and on forms as Landlord may consider reasonable or appropriate for its protection. Such liability insurance shall name Landlord, Landlord’s property manager and Landlord’s mortgagee (if any) as additional insureds, and the builder’s risk insurance shall name Landlord and Landlord’s mortgagee (if any) as loss payee. Tenant shall deliver to Landlord evidence of such insurance, including duplicate copies of such insurance policies if requested by Landlord, prior to the commencement of construction of the Tenant Improvements.

6. Indemnity. Tenant does hereby assume all risk of loss or damage to its machinery, equipment, fixtures, and other personal property and to indemnify, defend (with counsel reasonably acceptable to Landlord), and hold Landlord and Landlord’s agents harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Building or the property of Landlord, and any death or personal injury to any person or persons arising out of Tenant’s and/or Tenant’s Contractors’ construction work in or about the Premises.

7. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change their respective representative upon three (3) days’ written notice to the other:

Landlord’s Representative:	Name:	Grubb & Ellis, Ron Macklin and/or designee
	Address:	2385 Executive Center Drive
Suite 150
Boca Raton, Florida 33431
	Phone:	561-893-6230

Tenant’s Representative:	Name:	Dan Lovallo
	Address:	9835 NW 14th Street
Miami, Florida 33172
	Phone:	305-477-6230 x500217

8. “As Built” Plans. Within thirty (30) days after completion of the Tenant Improvements, Tenant shall deliver to Landlord four (4) copies of “as built” drawings and plans for the Tenant Improvements, together with a CAD disk containing electronic versions of such drawings and plans.

EXHIBIT D

ENVIRONMENTAL QUESTIONNAIRE

FOR OFFICE USE ONLY:

Proposed Lease Commencement Date:	Marketing Director:

Original	Renewal	Expansion

PRE-LEASING ENVIRONMENTAL EXPOSURE QUESTIONNAIRE

(To be completed prior to Lease Approval)

Property Address:	_______________________________________________________________________________

Proposed Tenant:	_______________________________________________________________________________

(Include full legal name of proposed tenant and any d/b/a)

Current Address:	_______________________________________________________________________________

Description of Proposed Use of Property:

PLEASE ANSWER THE FOLLOWING QUESTIONS ACCURATELY AND FULLY, ATTACHING ADDITIONAL PAGES IF NECESSARY. YOUR RESPONSES TO THIS QUESTIONNAIRE, INCLUDING ANY AND ALL ATTACHMENTS, SHALL BE INCORPORATED AS REPRESENTATIONS AND WARRANTIES IN THE LEASE WHEN EXECUTED, AND INCORRECT, MISLEADING OR MATERIALLY INCOMPLETE RESPONSES SHALL BE DEEMED A BREACH OF SAID LEASE.

1.	Will any of the following chemicals, petroleum products or hazardous materials be made, used, placed, or stored on the property in quantities greater than the minimum quantity listed in column (1) below? If yes, please mark column(s) (2), (3), and/or (4) as applicable.

Categories of Chemicals	(1) Minimum Quality	(2) Made	(3) Used	(4) Placed	(5) Stored
Solvents, Degreasers	1 Gallon
Paint Thinners/Remover	1 Gallon
Paint	5 Gallons
Oil (New)	5 Gallons
Gasoline	1 Gallon
Antifreeze	5 Gallons
Other Automotive Fluids	1 Gallon
Diesel Fuel	5 Gallons
Heavy (Toxic) Metal Containing Compounds	1 Pound
Liquid Plastics/Activators	1 Gallon
Flammable Gases	20 Cu Ft
Toxic Gases	20 Cu Ft
Acids	1 Gl/5 Lb
Bases (soda, ash, lye, etc.)	1 Gl/5 Lb
Other Flammable Materials	1 Gl/5 Lb
Other Corrosive Materials	1 Gl/5 Lb
Other Toxic Materials	1 Gl/5 Lb
Other Reactive Materials	1 Gl/5 Lb
Liquid Hazardous Waste	1 Gallon
Solid Hazardous Waste	1 Pound

	1.1	If required for our operations, please provide Landlord a copy of your Hazardous Materials business Management Plan.
				Yes	No
	1.2	Do your operations require H-occupancy storage or other special constructions?

If yes, please explain:

2.	Will any of the following structures be used on the property? If yes, describe the contents of each.

		Feature	Contents
Underground Tank
Above-ground Tank
Clarifier
Sump
Trench
Waste Pile
Chemical Piping
Floor Drain
Other

	2.1	Please describe plans for secondary containment and leak monitoring.

3.	Will any hazardous wastes or liquid wastes be generated by on site operations or brought on to the property?

If yes, complete the following:

	3.1	Identify each such hazardous waste or liquid waste.

	3.2	Describe onsite storage, including secondary containment, and/or treatment.

	3.3	Describe your plans for disposal of hazardous wastes or liquid waste including off-site disposal.

4.	Will operations result in any wastewater discharges to the sewer?

Will operations result in any wastewater discharges to locations other than the sewer (including storm drain)?

If yes, describe each wastewater stream and plans for handling wastewater discharges:

	4.1	Have you performed any testing or analysis of wastewater discharges or other wastewater effluent from your current facility?

If yes, attach the results of any such testing or analysis.

	4.2	Will your operations require any stormwater discharge permits?

If yes, describe:

5.	Will activities on the property require warnings to be given to workers or visitors on the Leased Premises or the surrounding community?

If yes, please describe how you will provide such communications or warnings.

6.	Will operations result in any air emissions (including dust)?

If yes, describe:

	6.1	Will permits from the Southern Coast Air Quality Management District be required?

7.		Will operations result in air emissions which include hazardous or toxic air pollutants?

	7.1	If yes, will any public notice or disclosure be required?

8.		Will operations be subject to Risk Management & Preview Planning requirements or other risk reduction requirements?

9.		Will your operations involve any on-site vehicle or equipment maintenance, repair or cleaning, including but not limited to oil changes, oil filter changes, brake pad replacement, battery changes, radiator flushing, radiator fluid replacement, and equipment, and equipment wash down and cleaning?

If yes, describe all such maintenance:

	9.1	Will these on-site vehicles or equipment use batteries?

If yes, describe battery storage method:

10.		Will your operations include a machine shop?

If yes, describe all operation:

11.		Will your operations include any metal plating or metal fabrication?

If yes, describe:

12.		Will your operations include the use of solvents?

If yes, describe:

13.		Has your present facility or operation ever been the subject of an environmental investigation, an environmental enforcement action, or permit revocation proceeding?

If yes, describe:

14.		Have you ever been identified as a potentially responsible party for any environmental cleanup, compliance or abatement proceedings?

If yes, describe:

15.		Have you ever received a notice of violation or notice to comply from any environmental regulatory agency within the past five years?

If yes, describe:

16.		Have you had any complaints from neighbors relating to noise, odor, air emissions, or dust at your present facility?

If yes, describe:

	16.1	Have you had any complaints relating to hazardous materials handling, storage, treatment or disposal from neighbors at your present facility?

If yes, describe:

17.		Will the proposed use of the property require the filing of any environmental reports or other documents to any agencies?

18.		Attach copies of all Material Safety Data Sheets (“MSDS”) for all chemicals you intend to use, sore, or handle on the property.

19.		Has an Environmental Audit been conducted at your present facility? (If yes, attach a copy of any report prepared in connection with any such audit.)

20.		Please provide the Landlord your Emergency Response Plan and any contingency or emergency plans for the property in case of an accidental release of hazardous materials.

21.	Identify the name, title and qualifications/experience of person responsible for your environmental, health and safety program: Name: Title: Qualifications/experience:

22.	Name and telephone number of person to contact for additional information: Name: Title:: Telephone Number:

23.	Please provide any additional information/comments concerning your environmental compliance program and environmental compliance history:

Te undersigned hereby certifies that the information above is correct and complete.

Name of Proposed Tenant

Name:
Title:
Date:

EXHIBIT E

RENEWAL OPTION

(Market Rate – Two Renewal Options)

ATTACHED TO AND A PART OF LEASE AGREEMENT

DATED MAY                     , 2006 BETWEEN

LIT INDUSTRIAL LIMITED PARTNERSHIP (LANDLORD)

and

SOFTWARE BROKERS OF AMERICA, INC., dba INTCOMEX (TENANT)

(a) Provided that as of the time of the giving of the First Renewal Notice and the Commencement Date of the First Renewal Term (as those terms are hereinafter defined), (x) Tenant is the Tenant originally named herein, (y) Tenant and/or any approved sublessees actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both, then Tenant shall have the right to extend the Lease Term for an additional term of five (5) years (such additional term is hereinafter called the “First Renewal Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the First Renewal Term”). Tenant shall give Landlord written notice (hereinafter called the “First Renewal Notice”) of its election to extend the term of the Lease Term at least 300 days, but not more than 365 days, prior to the scheduled expiration date of the Lease Term.

(b) Provided that as of the time of the giving of the Second Renewal Notice and the Commencement Date of the Second Renewal Term (as those terms are hereinafter defined), (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both and provided Tenant has exercised its option for the First Renewal Term, then Tenant shall have the right to extend the Lease Term for an additional term of five (5) years (such additional term is hereinafter called the “Second Renewal Term”) commencing on the day following the expiration of the First Renewal Term (hereinafter referred to as the “Commencement Date of the Second Renewal Term”). Tenant shall give Landlord written notice (hereinafter called the “Second Renewal Notice”) of its election to extend the term of the Lease Term at least 300 days, but not more than 365 days, prior to the scheduled expiration date of the First Renewal Term. The First Renewal Term and the Second Renewal Term shall be collectively referred to hereinafter as the “Renewal Term.” The First Renewal Notice and the Second Renewal Notice are collectively referred to herein as the “Renewal Notice.”

(c) The Base Rent payable by Tenant to Landlord during the First Renewal Term shall be the greater of (i) the Base Rent applicable to the last year of the Term and (ii) the then prevailing market rate for comparable space in the Project and comparable buildings in the vicinity of the Project, taking into account the size of the Lease, the length of the renewal term and the credit of Tenant, but in no event will the Base Rent exceed $11.60 per square foot per year. The Base Rent shall not be reduced by reason of any costs or expenses not incurred by Landlord by reason of Landlord’s not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). Landlord shall, within thirty (30) days after receipt of the First Renewal Notice, provide Tenant with Landlord’s determination of Base Rent for the First Renewal Term, determined in accordance with the terms of this paragraph (c) (the “Base Rent Determination (1st)”).

If Landlord has timely delivered to Tenant the Base Rent Determination (1st) and Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least 240 days prior to the expiration of the Lease, then Tenant’s exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on its original expiration date. On the anniversary of the Commencement Date of the Renewal Term and each subsequent anniversary thereof during the Renewal Term (each being an “Adjustment Date”), the Base Rent payable by Tenant to Landlord shall be adjusted to the Base Rent in effect immediately prior to the applicable Adjustment Date increased by 3% from the prior year.

(d) The Base Rent payable by Tenant to Landlord during the Second Renewal Term shall be the greater of (i) the Base Rent applicable to the last year of the First Renewal Term and (ii) the then prevailing market rate for comparable space in the Project and comparable buildings in the vicinity of the Project, taking into account the size of the Lease, the length of the renewal term and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses not incurred by Landlord by reason of Landlord’s not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). The Base Rent for the Second Renewal Term shall be determined taking into account that the Base Year for Operating Expenses, Insurance and Taxes shall be changed to the first year of the Second Renewal Term. Landlord shall, within thirty (30) days after receipt of the Second Renewal Notice, provide Tenant with Landlord’s determination of Base Rent for the Second Renewal Term, determined in accordance with the terms of this paragraph (d) (the “Base Rent Determination (2nd)”). If Landlord has timely delivered to Tenant the Base Rent Determination (2nd) and Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least 240 days prior to the expiration of the First Renewal Term, then Tenant’s exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on the last day of the First Renewal Term.

(e) The determination of Base Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Excess Operating Expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such operating expenses and other items with respect to the Premises during the Renewal Term, provided, however, if and when Tenant exercises its right to extend the Lease Term for the Second Renewal Term, the Base Year for the Expense Stop for Operating Expenses, Insurance and Taxes shall be the first year of the Second Renewal Term.

(f) Except for the Base Rent as determined above, Tenant’s occupancy of the Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to renew or extend the Lease.

(g) If Tenant does not give either Renewal Notice within the periods set forth in subparagraphs (a) and (b) above, Tenant’s right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of either Renewal Notice.

(h) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Renewal Term. The Premises shall be tendered on the Commencement Date of the Renewal Term in “as is” condition.

(i) If the Lease is extended for the Renewal Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension to the Lease Term and the other provisions applicable thereto (the “Amendment”).

(j) If Tenant exercises its right to extend the term of the Lease for the Renewal Term pursuant to this Exhibit, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the Renewal Term except as provided in (f) above.

EXHIBIT F-1

RIGHT OF FIRST OFFER

ATTACHED TO AND A PART OF LEASE AGREEMENT

DATED MAY                     , 2006 BETWEEN

LIT INDUSTRIAL LIMITED PARTNERSHIP (LANDLORD)

and

SOFTWARE BROKERS OF AMERICA, INC., dba INTCOMEX (TENANT)

(a) “Offered Space” shall mean any and all of the remaining space in the existing Building (as constituted as on the Effective Date), being approximately 64,493 square feet, that becomes available during the Lease Term. Offered Space does not include any space in any area of the Building which is expanded by new construction after the Effective Date.

(b) Provided that as of the date of the giving of the Offer Notice (as defined hereinafter), (x) Tenant is the Tenant originally named herein, (y) Tenant and/or any approved sublessees actually occupies all of the Premises originally demised under this Lease and any premises added to the Premises, and (z) no Event of Default or event which but for the passage of time or the giving of notice, or both, would constitute an Event of Default has occurred and is continuing, if at any time during the Lease Term any lease for any portion of the Offered Space shall expire and if Landlord intends to offer to third party prospects the Offered Space for lease (a “Proposed Tenant”) other than to the tenant then occupying such space (or its affiliates), Landlord shall first allow Tenant the right to include the then-offered Offered Space within the Premises.

(c) Such offer shall be made by Landlord to Tenant in a written notice (the “Offer Notice”) which notice shall designate the space being offered. The Offer Notice shall specify a rent figure and Construction Allowance figure consistent with the figures set forth in the table below:

Lease Year	Rent Increase	Construction Allowance
1-6	$0.50 greater than the then current Base Rent being paid by Tenant with respect to its current Premises	$2.00 per square foot

7	$0.48 greater than the then current Base Rent being paid by Tenant with respect to its current Premises	$1.60 per square foot

8	$0.46 greater than the then current Base Rent being paid by Tenant with respect to its current Premises	$1.20 per square foot

9	$0.44 greater than the then current Base Rent being paid by Tenant with respect to its current Premises	$0.80 per square foot

10	$0.42 greater than the then current Base Rent being paid by Tenant with respect to its current Premises	$0.40 per square foot

Tenant may accept the offer set forth in the Offer Notice by delivering to Landlord an unconditional acceptance (“Tenant’s Notice”) of such offer within five (5) business days after delivery by Landlord of the Offer Notice to Tenant, whereby the Offered Space would become part of the Premises within 60 days after the date of Tenant’s Notice and Tenant would lease the Offered Space upon all the terms and conditions of the Lease (except Base Rent, as specified in the Offer Notice). At such time when the Offered Space becomes part of the Premises, Tenant’s Proportionate Share shall be redetermined by Landlord’s architect or construction manager based upon the total floor area of the Premises (including the Offered Space) in proportion to the total floor area in the Project. Time shall be of the essence with respect to the giving of Tenant’s Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Exhibit with respect to the Offered Space designated in the Offer Notice, Landlord shall be under no further obligation with respect to such space by reason of this Exhibit.

(d) Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

EXHIBIT F-2

OPTION TO EXPAND

ATTACHED TO AND A PART OF LEASE AGREEMENT

DATED MAY                     , 2006 BETWEEN

LIT INDUSTRIAL LIMITED PARTNERSHIP (LANDLORD)

and

SOFTWARE BROKERS OF AMERICA, INC., dba INTCOMEX (TENANT)

(a) The following terms shall have the following meanings:

(i) The “Option Space” shall mean the any vacant space within the existing building (being approximately 64,493 square feet), not including any new building construction (i.e.; expansion of the building), that has not yet been initially leased to another tenant.

(ii) The “Option Space Commencement Date” shall mean the date which is sixty (60) days after Tenant exercises its right to include the Option Space.

(b) Provided that as of the date Tenant exercises its rights hereunder, (x) Tenant is the Tenant originally named herein, (y) Tenant and its approved sublessees actually occupies all of the Premises originally demised under this Lease and any premises added to the Premises, and (z) no Event of Default or event which but for the passage of time or the giving of notice, or both, would constitute an Event of Default has occurred and is continuing, Tenant shall have the option to include the Option Space as part of the Premises commencing on the Option Space Commencement Date. If Tenant exercises its right to include the Option Space as part of the Premises, Tenant shall lease the Option Space upon all the terms and conditions of the Lease, including the Base Rent rate provided therein and Tenant shall be entitled to a construction allowance in the amount set forth below upon substantially the same terms and conditions set forth in Exhibit C to the Lease. If Tenant exercises it right to include the Option Space as part of the Premises, Tenant must exercise its right with respect to either (i) 50% of the Option Space (“50% Election”) or (ii)100% of the Option Space; provided, however, if at any time the Option Space consists of less than approximately 64,493 square feet, Tenant must exercise its right with respect to 100% of the then existing Option Space. If Tenant exercises the 50% Election, the (i) the approximately 64,493 square feet shall be divided along the east/west column F, (ii) Tenant will include the space on the south side of the east/west demising wall as part of the Premises, and (iii) the costs of the additional demising wall (necessitated by such east/west demising, being the costs associated with approximately 41 linear feet of demising wall) will be borne by Tenant. If Tenant does not exercise its right to include the Option Space as part of the Premises and a third party leases approximately 64,493 square feet (being the entire Option Space as of the date of this Lease), the demising wall between the Premises and the third party’s premises shall be along column line 11.

Lease Year	Construction Allowance
1-6	$2.00 per square foot
7	$1.60 per square foot
8	$1.20 per square foot
9	$0.80 per square foot
10	$0.40 per square foot

(c) In addition to its obligation to pay Base Rent (as determined herein), Tenant shall reimburse and pay Landlord with respect to the Option Space in the same manner as set forth in the Lease with respect to operating expenses and other items reimbursable by Tenant. Effective as of the Option Space Commencement Date, Tenant’s Proportionate Share shall be redetermined by Landlord’s architect or construction manager based upon the total floor area of the Premises (including the Option Space) in proportion to the total floor area in the Project.

(d) Landlord shall provide Tenant prior notice of its intent to initially lease any portion of the Option Space to another tenant. If Tenant desires to exercise its option for the Option Space, Tenant must deliver written notice of such exercise to Landlord within ten (10) days of Landlord’s notice. Time shall be of the essence with respect to the giving of Tenant’s Notice. If Tenant does not timely exercise its Option, Tenant’s rights under this Exhibit with respect to such portion of that Option Space shall be null and void; provided, however, if Landlord does not actually initially lease such Option Space at such time, then the Option Space shall continue to be subject to this Option to Expand. Notwithstanding the foregoing, if Tenant exercises its option for the Option Space after Landlord has commenced the construction/demising of the Option Space (including the design and permitting process for demising the Option Space), the construction allowance will be reduced by the amount of any construction/demising costs (including design and permitting fees) borne by the Landlord prior to Tenant exercising its Option for the Option Space, not to exceed $7,500.

(e) If at any time prior to Landlord demising the Option Space, Tenant is using or occupying the Option Space or any portion thereof, then (i) for the period of time that the Option Space or any portion thereof is being occupied, the Premises shall be deemed to include the entire bay being used in whole or in part by Tenant, Tenant shall pay Rent therefor and Tenant’s Proportionate Share shall be redetermined by Landlord’s architect or construction manager based upon the total floor area of the Premises (including the such bay) in proportion to the total floor area in the Project and (ii) Landlord may, at its option, require Tenant to vacate the portion of the Option Space being used or occupied by Tenant and construct the demising wall and then if Tenant later exercises its option for the Option Space, the construction allowance will be reduced by the amount of any construction/demising costs (including design and permitting fees) borne by the Landlord prior to Tenant exercising its Option for the Option Space.

(f) There currently exists a cooler/freezer within the Building in a portion of the Option Space. If the offered Option Space that is accepted by Tenant pursuant to this Exhibit contains the cooler/freezer, then Landlord, at is sole cost and expense, shall remove the cooler/freezer within sixty (60) days of Tenant’s notice to accept the Option Space, but in no event later than the Option Space Commencement Date. The restrooms that currently exist in the Option Space will remain in the Option Space and shall not be removed by Landlord.

(g) All construction to the Option Space shall be done substantially in accordance with the terms and provisions set forth in Exhibit C, excluding (“Space Specific Items”) (i) certain time periods set forth therein for delivery of the Premises, (ii) description of the improvements, and (iii) Commencement Date. If the Option Space is accepted by Tenant, Landlord and Tenant shall execute an amendment incorporating substantially all of the terms and provisions of Exhibit C and setting forth the specific terms relating to the Space Specific Items.

EXHIBIT G

EARLY OCCUPANCY

ATTACHED TO AND A PART OF LEASE AGREEMENT

DATED MAY                     , 2006 BETWEEN

LIT INDUSTRIAL LIMITED PARTNERSHIP (LANDLORD)

and

SOFTWARE BROKERS OF AMERICA, INC., dba INTCOMEX (TENANT)

So long as the existing tenant has vacated the Premises, and subject to the following terms and conditions and all applicable ordinances and building codes governing Tenant’s right to occupy or perform work in the Premises, Tenant shall be allowed early possession of the Premises for the purpose of installing the Tenant fixtures and Tenant Improvements commencing upon the date which is no earlier than ninety (90) days prior to Substantial Completion of the Landlord Improvements (as such terms are defined in Exhibit C) of the Premises (the “Early Occupancy Date”):

(a) Tenant shall not commence construction or installation of its fixtures or Tenant Improvements until Landlord has approved the Construction Plans in accordance with Exhibit C. Following the Early Occupancy Date, Landlord shall provide Tenant with an opportunity to secure the Premises in a manner that does not interfere with the completion of the Landlord Improvements.

(b) Tenant and its contractors shall not interfere with the completion of the Landlord Improvements, or store or place any of its fixtures, inventory or other property in a manner or place that interferes with the completion of Landlord’s construction of the Landlord Improvements. In the event that Tenant’s activities in the Premises prior to the date of Substantial Completion of the Landlord Improvements interfere with Landlord’s construction of the Landlord Improvements, Tenant shall immediately cease such activity and/or occupancy within twenty-four (24) hours after written or verbal notice from Landlord or its agents;

(c) Beginning on the Early Occupancy Date, Tenant’s occupancy of the Premises shall be subject to all terms and conditions of the Lease, including without limitation, Tenant’s obligations under Paragraphs 7, 9, 18 and 30, except that Tenant’s obligation to pay Base Rent shall not commence until the Commencement Date; and

(d) TENANT AGREES TO ASSUME ALL RISK OF LOSS OR DAMAGE TO ANY MACHINERY, EQUIPMENT, FIXTURES, AND OTHER PERSONAL PROPERTY INSTALLED OR BROUGHT ONTO THE PREMISES PRIOR TO THE DATE OF SUBSTANTIAL COMPLETION OF THE LANDLORD IMPROVEMENTS AND AGREES AND TO INDEMNIFY, DEFEND, AND HOLD LANDLORD HARMLESS FROM ANY LOSS OR DAMAGE TO SUCH PROPERTY, AND ALL LIABILITY, LOSS, OR DAMAGE ARISING FROM ANY INJURY TO THE PROJECT OR THE PROPERTY OF LANDLORD, TENANT’S AND LANDLORD’S CONTRACTORS, SUBCONTRACTORS, OR MATERIALMEN, AND ANY DEATH OR PERSONAL INJURY TO ANY PERSON OR PERSONS ARISING OUT OF TENANT’S ACTIVITIES ON THE PREMISES AND PROJECT, WHETHER OR NOT ANY SUCH LOSS, DAMAGE, LIABILITY, DEATH, OR PERSONAL INJURY WAS CAUSED BY LANDLORD’S NEGLIGENCE.

EXHIBIT H

EXCLUSIVE PARKING AREA

EXHIBIT H-1

CONVERSION AREA

EXHIBIT I

TERMINATION OPTION

ATTACHED TO AND A PART OF LEASE AGREEMENT

DATED MAY                     , 2006 BETWEEN

LIT INDUSTRIAL LIMITED PARTNERSHIP (LANDLORD)

and

SOFTWARE BROKERS OF AMERICA, INC., dba INTCOMEX (TENANT)

(a) Provided that at the time of the giving of the Termination Notice (as defined herein), no Event of Default exists or would exist but for the passage of time or the giving of notice, or both, then Tenant shall have the right to terminate this Lease at any time after the 63rd month of the initial Lease term (the “Termination Date”). Tenant shall give Landlord written notice (the “Termination Notice”) of its election to terminate this Lease at least 360 days prior to the Termination Date. If this Lease is properly terminated pursuant to this Exhibit, then Landlord shall prepare and Tenant shall execute a termination agreement confirming the termination and the terms thereof (the “Termination Agreement”), pursuant to which both parties shall be released from all obligations accruing under the Lease after the effective date of such termination, but not any obligations accruing under the Lease prior to the effective date of such termination or those Lease obligations expressly surviving the termination of the Lease.

(b) If Tenant elects to terminate the Lease pursuant to paragraph (a) above, the effectiveness of the Termination Notice and such termination shall be conditioned upon Tenant paying to Landlord unamortized commissions and tenant improvement costs (the “Termination Payment”) on or before thirty (30) days prior to the Termination Date. If Tenant does not deliver the Termination Notice within the time period set forth above, or if Tenant fails to deliver the Termination Payment on or before thirty (30) days prior to the Termination Date, Tenant’s right to terminate the Lease pursuant to this Exhibit shall automatically become null and void and of no further force or effect. Time is of the essence with respect to the giving of the Termination Notice and the payment of the Termination Payment.

EXHIBIT J

SPECIFIED SECURITY AREA

EXHIBIT K

TRUCK PARKING AREA

EXHIBIT L

SIGNAGE